UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

INSPERITY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Paul J. Sarvadi
Chairman of the Board
and Chief Executive Officer

May 6, 2015
Dear Stockholder:
On behalf of your Board of Directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at Insperity’s Corporate Headquarters, Centre I in the Auditorium, located at 19001 Crescent Springs Drive, Kingwood, Texas 77339, on June 10, 2015, at 9:00 a.m. Houston, Texas time.
It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope or vote using the telephone or Internet procedures that may be provided to you. Please note that voting using any of these methods will not prevent you from attending the meeting and voting in person.
You will find information regarding the matters to be voted on at the meeting in the following pages. Our annual report on Form 10-K for the year ended December 31, 2014 is also enclosed with these materials.
Your interest in Insperity is appreciated, and we look forward to seeing you at the meeting.
Sincerely,
/s/ Paul J. Sarvadi
Paul J. Sarvadi
Chairman of the Board and Chief Executive Officer

INSPERITY, INC.
A Delaware Corporation
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held June 10, 2015
Kingwood, Texas
The Annual Meeting of Stockholders of Insperity, Inc., a Delaware corporation (the “Company”), will be held at the Company’s Corporate Headquarters in Centre I in the Auditorium, located at 19001 Crescent Springs Drive, Kingwood, Texas 77339, on June 10, 2015, at 9:00 a.m. (Houston, Texas time), for the following purposes:

1.	To elect four nominees to the Board of Directors;

2.	To cast an advisory vote to approve the Company’s executive compensation (“say-on-pay” vote); and

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2015 : A full set of all proxy materials is enclosed with this Notice. Additionally, the Company’s Proxy Statement, most recent annual report on Form 10-K, and other proxy materials are available at www.insperity.com/AnnualMeeting.
Only stockholders of record at the close of business on April 17, 2015 are entitled to notice of, and to vote at, the meeting.

It is important that your shares be represented at the Annual Meeting of Stockholders regardless of whether you plan to attend. Therefore, please mark, sign, date and return the enclosed proxy. If you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.

By Order of the Board of Directors
/s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary
May 6, 2015
Kingwood, Texas

INSPERITY, INC.
A Delaware Corporation
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
INSPERITY, INC.
TO BE HELD ON WEDNESDAY, JUNE 10, 2015
Solicitation
The accompanying proxy is solicited by the Board of Directors (“the Board”) of Insperity, Inc., a Delaware corporation (the “Company” or “Insperity”), for use at the 2015 Annual Meeting of Stockholders to be held on June 10, 2015, and at any reconvened meeting after an adjournment thereof. The Annual Meeting of Stockholders will be held at 9:00 a.m. (Houston, Texas time), at the Company’s Corporate Headquarters, Centre I in the Auditorium located at 19001 Crescent Springs Drive, Kingwood, Texas 77339.

Voting Information
You may vote in one of four ways:

•	by attending the meeting and voting in person;
•	by signing, dating and returning your proxy in the envelope provided;
•	by submitting your proxy via the Internet at the address listed on your proxy card; or
•	by submitting your proxy using the toll-free telephone number listed on your proxy card.
For stockholders of record, if your shares are held in an account at a brokerage firm or bank, you may submit your voting instructions by signing and timely returning the enclosed voting instruction form, by Internet at the address shown on your voting instruction form, by telephone using the toll-free number shown on that form, or by providing other proper voting instructions to the registered owner of your shares. If shares are held in street name through a broker and the broker is not given direction on how to vote, the broker will not have discretion to vote such shares on non-routine matters, including the election of directors.
For stockholders of record, if you either return your signed proxy or submit your proxy using the Internet or telephone procedures that may be available to you, your shares will be voted as you direct. If the accompanying proxy is properly executed and returned, but no voting directions are indicated thereon, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, and FOR proposals 2 and 3. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting of Stockholders. The Board is not currently aware of any such other matters. Any stockholder of record giving a proxy has the power to revoke it at any time before it is voted by: (i) submitting written notice of revocation to the Secretary of the Company at the address listed above; (ii) submitting another proxy that is properly signed and later dated; (iii) submitting a proxy again on the Internet or by telephone; or (iv) voting in person at the Annual Meeting. Stockholders who hold their shares through a nominee or broker are invited to attend the meeting but must obtain a signed proxy from their nominee or broker in order to vote in person.
The Company pays the expense of preparing, printing and mailing proxy materials to our stockholders. We have retained Innisfree M&A Incorporated (”Innisfree”), a proxy solicitation firm, to assist us in soliciting proxies for the proposals described in this proxy statement. We will pay Innisfree a fee for such service, which is not expected to exceed $15,000 plus expenses. In addition to solicitation by mail, certain of our officers or employees (none of whom will receive additional compensation), and certain officers or employees of Innisfree, may solicit the return of proxies by telephone, email or personal interview. We will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.
The approximate date on which this proxy statement and the accompanying proxy card will first be sent to stockholders is May 6, 2015.

At the close of business on April 17, 2015, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the 2015 Annual Meeting of Stockholders or any reconvened meeting after an adjournment thereof, 25,504,636 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is required for a quorum. If a quorum is present at the meeting, under the Company’s Bylaws, action on a matter or to elect director nominees shall be approved if the votes cast in favor of the matter or nominee exceed the votes cast opposing the matter or such nominee, as applicable.
In determining the number of votes cast, shares abstaining from voting or not voted on a matter will not be treated as votes cast. Accordingly, although proxies containing broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) are considered “shares present” in determining whether there is a quorum present at the Annual Meeting, they are not treated as votes cast with respect to the election of directors, and thus will not affect the outcome of the voting on the election of directors or any of the other proposals on non-routine matters to be voted on at the Annual Meeting. However, a broker holding shares for a beneficial owner will have the discretion to vote such shares for a beneficial owner with respect to routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm.

SECURITY OWNERSHIP
The table below sets forth, as of April 17, 2015, certain information with respect to the shares of Common Stock beneficially owned by: (i) each person known by the Company to beneficially own 5% or more of the Company’s Common Stock; (ii) each director and director nominee of the Company; (iii) each of the executive officers of the Company identified in the Summary Compensation Table on page 32; and (iv) all directors, director nominees and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Michael W. Brown	35,110		*
Peter A. Feld	3,335,976	[2]	13.08%
Jack M. Fields, Jr.	176		*
Eli Jones	18,790		*
Carol R. Kaufman	7,482		*
Paul S. Lattanzio	26,426		*
Michelle McKenna-Doyle	—	[3]	—
Richard G. Rawson	713,642	[4]	2.80%
Paul J. Sarvadi	1,691,925	[5]	6.63%
Norman R. Sorensen	—	[6]	—
Austin P. Young	39,306		*
A. Steve Arizpe	113,173	[7]	*
Jay E. Mincks	62,837		*
Douglas S. Sharp	35,869		*
Starboard Value LP	3,335,976	[8]	13.08%
BlackRock Fund Advisors	1,934,767	[9]	7.59%
Stadium Capital Management, LLC	1,568,496	[10]	6.15%
Vulcan Value Partners LLC	1,656,084	[11]	6.49%
The Vanguard Group, Inc.	1,511,629	[12]	5.93%
Executive Officers and Directors as a Group (13 Persons)	6,129,329		24.03%
_________________________

* Represents less than 1%

[1]
Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The address for each officer and director is in care of Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.

The number of shares of Common Stock beneficially owned by each person includes options exercisable on April 17, 2015, or within 60 days after April 17, 2015, and excludes options not exercisable within 60 days after April 17, 2015 (currently there are no unvested stock options). The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock as of April 17, 2015. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options
Name of Beneficial Owner	Exercisable	Not Exercisable	Unvested Restricted Stock

Michael W. Brown	20,513	—	—
Peter A. Feld	—	—	—	[2]
Jack M. Fields, Jr.	—	—	—
Eli Jones	—	—	—
Carol R. Kaufman	—	—	1,294
Paul S. Lattanzio	—	—	—
Michelle McKenna-Doyle	—	—	—	[3]
Austin P. Young	7,813	—	—
Richard G. Rawson	—	—	38,000
Paul J. Sarvadi	—	—	60,401
Norman R. Sorensen	—	—	—	[6]
A. Steve Arizpe	—	—	38,000
Jay E. Mincks	—	—	38,000
Douglas S. Sharp	—	—	22,001

[2]
Based on a Schedule 13D/A filed with the Securities and Exchange Commission on March 23, 2015. Mr. Feld reported shared voting and dispositive power with respect to 3,335,976 shares. See footnote 8 below for further information. Excludes shares of stock with a value of $75,000 that will vest over a three-year period that Mr. Feld will receive on the annual meeting date pursuant to the Insperity, Inc. Directors Compensation Plan and the Agreement with Starboard as described in this proxy statement.

[3]
Excludes shares of stock with a value of $75,000 that will vest over a three-year period that Ms. McKenna-Doyle will receive on the annual meeting date pursuant to the Insperity, Inc. Directors Compensation Plan and the Agreement with Starboard as described in this proxy statement.

[4]
Includes 288,676 shares owned by the RDKB Rawson LP, 254,512 shares owned by the R&D Rawson LP, and 350 shares owned by Dawn M. Rawson (spouse). Mr. Rawson shares voting and investment power over all such shares with his wife, except for 350 shares owned by his wife.

[5]
Includes 955,206 shares owned by Our Ship Limited Partnership, Ltd., 471,973 shares owned by the Sarvadi Children’s Limited Partnership, 16,651 shares owned by Paul J. Sarvadi and Vicki D. Sarvadi (spouse), JT WROS and 19,644 shares owned by six education trusts established for the benefit of the children of Paul J. Sarvadi. Mr. Sarvadi shares voting and investment power over all such shares with his spouse. Also includes 290,000 shares pledged to banks as collateral for loans. The Board determined the amount of shares pledged by Mr. Sarvadi was insignificant under the Company’s pledging policy (see page 14 in the Corporate Governance Section.)

[6]
Excludes shares of stock with a value of $75,000 that will vest over a three-year period that Mr. Sorensen will receive on the annual meeting date pursuant to the Insperity, Inc. Directors Compensation Plan and the Agreement with Starboard as described in this proxy statement.

[7]	Includes 3,139 shares owned by A. Steve Arizpe and Charissa Arizpe (spouse). Mr. Arizpe shares voting and investment power over all such shares with his wife.

[8]
Based on a Schedule 13D/A filed with the Securities and Exchange Commission on March 23, 2015, pursuant to which (a) each of Starboard Value LP, Starboard Value GP LLC, Starboard Principal Co LP and Starboard Principal Co GP LLC reported sole voting and dispositive power with respect to 3,335,976 shares; (b) Starboard Value and Opportunity Master Fund LTD reported sole voting and dispositive power with respect to 1,986,958 shares; (c) Starboard Value and Opportunity S LLC reported sole voting and dispositive power with respect to 444,820 shares; (d) each of Starboard Value and Opportunity C LP, Starboard Value R LP and Starboard Value R GP LLC reported sole voting and dispositive power with respect to 241,324 shares; (e) each of Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld reported shared voting and dispositive power with respect to 3,335,976 shares; and (f) Kenneth H. Traub reported sole voting and dispositive power with respect to 4,000 shares. The address of the reporting persons is 777 Third Avenue, 18th Floor, New York, NY 10017.

[9]
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 26, 2015. BlackRock, Inc. reported sole voting power with respect to 1,879,422 shares and sole dispositive power with respect to 1,934,767 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

[10]
Based on a Schedule 13G filed with the Securities and Exchange Commission on March 24, 2015, pursuant to which (a) each of Stadium Capital Management, LLC and Stadium Capital Management GP, L.P. reported sole voting and dispositive power with respect to 1,568,496 shares; (b) each of Alexander M. Seaver and Bradley R. Kent reported shared voting and dispositive power with respect to 1,568,496 shares; (c) Stadium Capital Partners, L.P. reported sole voting and dispositive power with respect to 1,456,816 shares; and (d) Stadium Capital Qualified Partners, L.P. reported sole voting and dispositive power with respect to 111,680 shares. The address of the reporting persons is 199 Elm Street, New Canaan, CT 06840.

[11]
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2015. Vulcan Value Partners, LLC reported sole voting power with respect to 1,634,840 shares and sole dispositive power with respect to 1,656,084 shares. The address of Vulcan Value Partners, LLC is Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223.

[12]
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015. The Vanguard Group reported sole voting power with respect to 33,980 shares; sole dispositive power with respect to 1,480,449 shares and shared dispositive power with respect to 31,180 shares with Vanguard Fiduciary Trust Company. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS
General
The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. The number of members constituting the Board is currently fixed at 11. As described below, immediately following the 2015 Annual Meeting of Stockholders, the number of directors will be fixed at nine.
In accordance with the Certificate of Incorporation of the Company, the members of the Board are divided into three classes. The Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III directors expire at the Annual Meeting of Stockholders in 2017, 2015 and 2016, respectively.
The term of office of each of Ms. Kaufman and Messrs. Sarvadi, Sorensen and Young, who comprise the current Class II directors, expires at the time of the 2015 Annual Meeting of Stockholders, or as soon thereafter as their successors are elected and qualified. Each of them has been nominated for reelection to the Board as described below. All nominees have consented to be named in this proxy statement and to serve as a director if elected.
Agreement with Starboard
On March 21, 2015, the Company entered into an Agreement (the “Agreement”) with Starboard Value LP and certain of its affiliates named therein (collectively, “Starboard”). The following is a summary of the material terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2015 and is incorporated herein by reference.
Pursuant to the Agreement, the Company appointed (a) Peter A. Feld and Michelle McKenna-Doyle as Class I directors with terms expiring at the 2017 Annual Meeting of Stockholders; and (b) Norman R. Sorensen as a Class II director, with a term expiring at the 2015 Annual Meeting of Stockholders.
The Company also agreed that the Board shall take all action necessary to nominate for election at the 2015 Annual Meeting of Stockholders (a) Ms. Kaufman and Messrs. Sarvadi and Sorensen for election to the Board as Class II directors with terms expiring at the 2018 Annual Meeting of Stockholders; and (b) Mr. Young as a Class I director with a term expiring at the 2017 Annual Meeting of Stockholders. In addition, (a) effective as of the adjournment of the 2015 Annual Meeting, Messrs. Fields and Lattanzio will resign from the Board (including the Compensation Committee and Nominating and Corporate Governance Committee with respect to Mr. Fields and the Finance, Risk Management and Audit Committee and Nominating and Corporate Governance Committee with respect to Mr. Lattanzio); and (b) substantially concurrently with the adjournment of the 2015 Annual Meeting, Messrs. Jones and Brown shall resign as Class I directors with terms expiring at the 2017 Annual Meeting of Stockholders and shall be immediately reappointed by the Board as Class III directors with terms expiring at the 2016 Annual Meeting of Stockholders. Following the 2015 Annual Meeting, the size of the Board will be set at nine directors.
The Agreement further provides that Starboard will continue to have the right to vote its shares of Common Stock through the 2015 Annual Meeting of Stockholders and will vote all of such shares for the election of each of Ms. Kaufman and Messrs. Sarvadi, Sorensen and Young at the 2015 Annual Meeting of Stockholders. Starboard will also vote in favor of Proposals Two and Three unless, in the case of Proposal Two, Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC recommend otherwise. During the Standstill Period (as defined below), except in accordance with the terms of the Agreement, the Board will not seek to change the classes on which the directors serve, in each case without the prior written consent of Starboard.
Starboard agreed that it would not nominate or recommend for nomination any person for election at the 2015 Annual Meeting of Stockholders, submit proposals for consideration or otherwise bring any business before the 2015 Annual Meeting of Stockholders, nor will it engage in certain activities related to “withhold” or similar campaigns with respect to the 2015 Annual Meeting of Stockholders.
Under the terms of the Agreement, until the earlier of (a) 15 business days prior to the deadline for the submission of stockholder nominations for the 2016 Annual Meeting of Stockholders pursuant to the Company’s Bylaws; and (b) the date that is 100 days prior to the first anniversary of the 2015 Annual Meeting of Stockholders (the “Standstill Period”), Starboard agreed to not to, among other things, solicit proxies regarding any matter to come before any annual or special meeting of stockholders, including for the election of directors, or enter into a voting agreement or any group with stockholders other than Starboard affiliates and current group members. In addition, among other standstill provisions, Starboard agreed that, during the Standstill Period, Starboard will not seek to make, or encourage any third party in making, any offer or proposal with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company and will not seek, or encourage any person, to submit nominees in furtherance of a contested solicitation for the election or removal of directors.
If Mr. Feld or Ms. McKenna-Doyle (or any replacement director) is unable or unwilling to serve, resigns or is removed as a director prior to the 2017 Annual Meeting of Stockholders, or if Mr. Sorensen (or any replacement director) is unable or unwilling to serve, resigns or is removed as a director prior to the 2018 Annual Meeting of Stockholders, and at such time Starboard beneficially owns in the aggregate at least the lesser of (a) 3% of the Company’s then outstanding shares of Common Stock; and (b) 764,983 shares of Common Stock (the “Minimum Ownership Threshold”), Starboard has the ability to recommend a replacement director in accordance with the terms of the Agreement.
Under the terms of the Agreement, subject to certain exceptions, at least one director designated by Starboard will be appointed to each committee and subcommittee of the Board. Pursuant to the Agreement, the Board also agreed to establish a committee of the Board (the “Independent Advisory Committee”) to review the Company’s business, and make recommendations to the Board regarding capital allocation and targeted ranges for Adjusted EBITDA Margins (as defined in the Agreement) (including, but not limited to, with respect to all advertising, general & administrative and corporate perquisite expenses as well as dividends and stock repurchases) while taking into consideration the Company’s risk profile and the potential impact of any recommended change on the Company’s business model and strategic plan. The Independent Advisory Committee shall initially be composed of Messrs. Brown, Young, Feld and Sorensen, with Mr. Feld serving as its Chairman. The Independent Advisory Committee will consist of only independent directors and the membership of the committee shall consist of two independent directors designated by the Company and two directors designated by Starboard. The committee shall remain in effect during the Standstill Period and, if determined by the Board, thereafter. At or promptly after the first Board meeting following the date of this proxy statement, the Independent Advisory Committee will recommend to the Board a lead independent director to serve for a one-year term; provided that if no such recommendation to the Board has been made by the Independent Advisory Committee within 90 days of the date of such Board meeting, then the Board shall select a lead independent director. The Independent Advisory Committee shall recommend targeted ranges for Adjusted EBITDA Margins for fiscal years 2015 and 2016 to the Board within 60 days following the 2015 Annual Meeting of Stockholders, which the Board shall have the right to review and approve. Subject to the Board’s approval of such targets, the Company agreed to issue a press release or public announcement publishing such targets on the date of the Company’s next quarterly earnings announcement after the Board’s approval of the targets, provided that the Company shall, subject to the Board’s approval of such targets, issue such press release or public announcement publishing such targets no later than the date of the second quarter fiscal year 2015 earnings announcement.
Pursuant to the Agreement, Starboard obtained from Mr. Feld an irrevocable resignation letter pursuant to which he shall resign from the Board and all applicable committees and subcommittees of the Board if, at any time, Starboard’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold.
The Company also agreed to reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses, including legal expenses, in connection with matters related to the 2015 Annual Meeting and the negotiation and execution of the Agreement, up to a maximum of $365,000.
Each of the parties to the Agreement also agreed to mutual non-disparagement obligations. Mr. Feld has also entered into a confidentiality agreement with the Company and Starboard.

Voting; Approval Requirements
All proxies will be voted in favor of the nominees named below unless a stockholder has indicated otherwise. The affirmative vote of a majority of the votes cast by holders of the Common Stock present in person or by proxy at the 2015 Annual Meeting of Stockholders is required for election of the nominees. Abstentions and broker non-votes will be deemed votes not cast. Under our Bylaws and in accordance with Delaware law, a director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. Thus, an incumbent director who fails to receive the required vote for re-election at our annual meeting of stockholders would continue serving as a director (sometimes referred to as a “holdover director”), generally until the next annual meeting of stockholders. However, as a condition to being nominated to continue to serve as a director, the incumbent director nominees have submitted an irrevocable letter of resignation that is effective upon and only in the event that (i) such nominee fails to receive the required vote; and (ii) the Board accepts such resignation. In such an event, the Nominating and Corporate Governance Committee is required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board is required to decide whether to accept the resignation and to disclose its decision-making process within 90 days from the certification of the election results. In addition, if Mr. Feld, Ms. McKenna-Doyle, or Mr. Sorensen is not reelected, then, pursuant to the Agreement, Starboard may have the right to nominate a replacement director as described above.
If, at the time of or prior to the 2015 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board. If Mr. Sorensen is unable or declines to serve, then, pursuant to the Agreement, Starboard may have the right to nominate a replacement director as described above. The Board has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.

Nominees for Director

Class II Directors (For Terms Expiring at the 2018 Annual Meeting)

Carol R. Kaufman. Ms. Kaufman, age 65, joined the Company as a Class II director in November 2013. She is the Company’s Lead Independent Director, Chair of the Nominating and Corporate Governance Committee and a member of the Company’s Finance, Risk Management and Audit Committee. Ms. Kaufman is the executive vice president, secretary, chief administrative officer and chief governance officer of The Cooper Companies, Inc., a global medical device company, where she has served since October 1995, including as vice president of legal affairs beginning in March 1996, senior vice president beginning in October 2004 and her current position beginning in July 2011. From January 1989 through September 1995, she served as vice president, secretary and chief administrative officer of Cooper Development Company, a former affiliate of The Cooper Companies, Inc. Beginning in 1971, Ms. Kaufman held several financial positions, including deputy corporate controller, with Cooper Laboratories, Inc., the former parent of The Cooper Companies, Inc. Ms. Kaufman served as a director of Chindex, Inc. (former Nasdaq-listed company) from November 2000 until its acquisition in September 2014, serving on its audit and compensation committees and as chair of its governance and nominating committee. Ms. Kaufman earned a Bachelor of Science degree in Mathematics in 1971 from Boston University.

Ms. Kaufman brings extensive financial, accounting and business experience, including in corporate governance, to the Board. Her varied roles within The Cooper Companies provide the Board with additional expertise on accounting and controls, and on evaluating and executing strategic initiatives.

Paul J. Sarvadi.  Mr. Sarvadi, age 58, Chairman of the Board and Chief Executive Officer and co-founder of the Company and its subsidiaries, is a Class II director and has been a director since the Company’s inception in 1986. He has also served as the Chairman of the Board and Chief Executive Officer of the Company since 1989 and as president of the Company from 1989 until August 2003. He attended Rice University and the University of Houston prior to starting and operating several small companies. Mr. Sarvadi has served as president of the National Association of Professional Employer Organizations (“NAPEO”) and was a member of its Board of Directors for five years. In 2001, Mr. Sarvadi was selected as the 2001 National Ernst & Young Entrepreneur of the Year ® for service industries. In 2004, he received the Conn Family Distinguished New Venture Leader Award from Mays Business School at Texas A&M University. In 2007, he was inducted into the Texas Business Hall of Fame.

Mr. Sarvadi brings substantial business and operational experience to the Board, including an extensive knowledge of sales, customer relationships, and issues affecting small to medium-sized businesses. Mr. Sarvadi’s role as a co-founder of the Company and lengthy service as chief executive officer of the Company provide to the Board extensive knowledge and insight of our operations and issues affecting the Company as well as the broader professional employer organization (“PEO”) industry. Mr. Sarvadi’s previous experience starting and operating several small businesses, as well as his frequent interaction with the Company’s clients, provide valuable insight to the challenges facing small to medium-sized businesses, which is a principal focus of the Company.

Norman R. Sorensen. Mr. Sorensen, age 69, joined the Company as a Class II director in March 2015 following his designation by Starboard pursuant to the Agreement. Mr. Sorensen is a member of the Company’s Finance, Risk Management and Audit Committee. Mr. Sorensen formerly served as Chairman of the International Insurance Society, Inc., a professional organization for the insurance industry, from January 2010 until June 2013. Mr. Sorensen has served as a director of the International Insurance Society, Inc. since January 2005. Previously, from November 2011 until December 2012, he was Chairman of the International Advisory Council of Principal Financial Group, Inc., a global financial investment management company. He was Chairman of Principal International, Inc., serving from June 2011 to October 2012, and President and CEO of International Asset Management and Accumulation of Principal International, Inc., serving from January 2001 to June 2011. Mr. Sorensen has served as a director of Encore Capital Group, Inc. (Nasdaq: ECPG), a consumer banking company, since November 2011. Mr. Sorensen also served as a director of Sara Lee Corporation (former NYSE-listed company), an American consumer-goods company, from January 2007 to November 2011. He has served as Executive Vice President of both Principal Financial Group, Inc. and Principal Life Insurance Company, a life insurance company, since January 2007, as well as having held a number of other senior management positions since 1998. Mr. Sorensen also served as Chairman of the U.S. Coalition of Service Industries, a leading forum for the services sector, from January 2003 to March 2005. Mr. Sorensen served as a senior executive of American International Group, Inc., an insurance services company, from 1989 to 1997. He also formerly served as Chairman and director of DE Master Blenders 1753, a Dutch NYSE/Euronext-listed consumer goods company, from December 2011 until September 2013.

Mr. Sorensen’s qualifications include his experience as an executive officer of an international financial services and asset management company, with responsibility over international operations and oversight over asset management and financial services functions and multiple divisional chief financial officers. He has also served as an executive officer of several publicly traded companies.

Class I Director (For Term Expiring at the 2017 Annual Meeting)
Austin P. Young.  Mr. Young, age 74, joined the Company as a Class II director in January 2003 and, pursuant to the Agreement, will move to Class I if re-elected at the 2015 Annual Meeting of Stockholders. He is chairperson of the Company’s Finance, Risk Management and Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Young served as senior vice president, chief financial officer and treasurer of CellStar Corporation from 1999 to December 2001, when he retired. From 1996 to 1999, he served as executive vice president - finance and administration of Metamor Worldwide, Inc. Mr. Young also held the position of senior vice president and chief financial officer of American General Corporation for over eight years and was a partner in the Houston and New York offices of KPMG before joining American General. Mr. Young has served as a director of Amerisafe, Inc. (Nasdaq: AMSF) since November 2005. He served as a director and chairman of the Audit Committees of Tower Group International, Ltd. (former Nasdaq-listed company) from 2004 until its acquisition in September 2014. He is a member of the Houston and State Chapters of the Texas Society of CPAs, the American Institute of CPAs, and the Financial Executives International. He holds an accounting degree from The University of Texas.

Mr. Young brings extensive financial and accounting experience to the Board. His prior experience as a partner in an international accounting firm, as a senior financial officer of large companies, and his service on the audit committees of publicly traded companies provide Mr. Young with a thorough understanding of generally accepted accounting principles and financial statements. Additionally, Mr. Young’s prior experience provides a solid background for him to advise and consult with the Board on financial and audit-related matters as chairperson of the Finance, Risk Management and Audit Committee, and to serve as the designated audit committee financial expert of the Finance, Risk Management and Audit Committee. Mr. Young’s service on other boards and his extensive knowledge of the Company and its business provide us with additional valuable perspective on issues affecting the Company.

The Board recommends that stockholders vote “For” all of the nominees listed above, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Directors Not Currently Subject to Election
Michael W. Brown.  Mr. Brown, age 69, joined the Company as a Class I director in November 1997. Pursuant to the Agreement, following the 2015 Annual Meeting of Stockholders, he will resign as a Class I director and immediately be reappointed as a Class III director. He is a member of the Company’s Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Brown is the past chairman of the NASDAQ Stock Market Board of Directors and a past governor of the National Association of Securities Dealers. Mr. Brown joined Microsoft Corporation in 1989 as its treasurer and became its chief financial officer in 1993, in which capacity he served until his retirement in July 1997. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP. Mr. Brown is also a director of EMC Corporation (NYSE: EMC), Stifel Financial Corporation (NYSE: SF) and VMware, Inc. (NYSE: VMW) and serves on the audit committees of EMC Corporation and VMware, Inc. Mr. Brown also serves or has served as a director, trustee or advisor of several private businesses, civic and charitable organizations. Mr. Brown holds a Bachelor of Science degree in Economics from the University of Washington in Seattle.
Mr. Brown brings to the Board substantial expertise that includes an extensive knowledge of the complex financial and operational issues affecting large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. His prior experience in public accounting and as a chief financial officer of a global technology company brings an important perspective to the Board. Mr. Brown also serves on the boards, as well as the audit committees and compensation committees, of multiple publicly traded companies in both the technology and financial services sectors, which provides us with valuable insight on technological and strategic issues affecting the Company. Mr. Brown’s prior service as chairman of the Nasdaq Stock Market Board of Directors and as a past governor of the National Association of Securities Dealers provides experience with issues affecting a publicly traded company as well as demonstrating Mr. Brown’s leadership and business acumen.
Peter A. Feld. Mr. Feld, age 36, joined the Company as a Class I director in March 2015 following his designation by Starboard pursuant to the Agreement. He is a member of the Company’s Compensation Committee and the Nominating and Corporate Governance

Committee. Mr. Feld is a Managing Member and Head of Research of Starboard Value LP, a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies, a position he has held since April 2011. From November 2008 to April 2011, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. From February 2007 to November 2008, Mr. Feld served as a Director at Ramius LLC. Since October 2014, Mr. Feld has served as a member of the board of directors of Darden Restaurants, Inc. (NYSE: DRI), a full service restaurant company. Mr. Feld has also served as a member of the board of directors of Tessera Technologies, Inc. (Nasdaq: TSRA), which develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices, from June 2013 through Tessera’s 2015 annual meeting of stockholders. Mr. Feld previously served on the boards of directors of Integrated Device Technology, Inc. (Nasdaq: IDTI), a company which designs, develops, manufactures and markets a range of semiconductor solutions for the advanced communications, computing and consumer industries, from June 2012 until February 2014, Unwired Planet, Inc. (Nasdaq: UPIP), an intellectual property licensing company, from July 2011 until March 2014 (including as chairperson from July 2011 until July 2013) and SeaChange International, Inc. (Nasdaq: SEAC), a leading global multi-screen video software company, from December 2010 to January 2013. Mr. Feld has also served as a member of the audit, compensation and nominating and corporate governance committees of several of the boards of directors on which he has served. Mr. Feld received a BA in economics from Tufts University.
Mr. Feld’s extensive knowledge of the capital markets and corporate governance practices as a result of his investment and private equity background makes him a valuable asset to the Board.
Jack M. Fields, Jr.  Mr. Fields, age 63, joined the Company as a Class III director in January 1997 following his retirement from the United States House of Representatives, where he served for 16 years. Following the 2015 Annual Meeting of Stockholders, Mr. Fields will resign as a director of the Company. Mr. Fields is a member of the Company’s Compensation Committee and the Nominating and Corporate Governance Committee. During 1995 and 1996, Mr. Fields served as chairman of the House Telecommunications and Finance Subcommittee, which has jurisdiction and oversight over the Federal Communications Commission and the SEC. Mr. Fields has been chief executive officer of the Twenty-First Century Group in Washington, D.C. since January 1997. He serves on the board of directors for Invesco Mutual Funds (formerly AIM Mutual Funds), and also serves or has served as a director, trustee or advisor of several private business, civic or charitable organizations. Mr. Fields earned a Bachelor of Arts degree in 1974 from Baylor University and graduated from Baylor Law School in 1977.
Mr. Fields brings extensive governmental affairs and regulatory experience and expertise to the Board. His prior experience in the United States House of Representatives, including his role as chairman of the committee that had oversight over the SEC, and his service as chief executive officer with a Washington, D.C. based political consulting firm bring important governmental affairs and regulatory perspectives to the Board. Additionally, Mr. Fields’ background and accomplishments demonstrate his leadership, and his service as a director of the Invesco Mutual Funds provides us with additional valuable perspective on issues affecting the Company.
Eli Jones.  Dr. Jones, age 53, joined the Company as a Class I director in April 2004. Pursuant to the Agreement, following the 2015 Annual Meeting of Stockholders, he will resign as a Class I director and immediately be reappointed as a Class III director. He is chairperson of the Company’s Compensation Committee and a member of the Nominating and Corporate Governance Committee.  Effective July 1, 2015, Dr. Jones will become the Dean of the Mays Business School at Texas A&M University. Prior to beginning in his new position, from 2012, he was the Dean of the Sam M. Walton College of Business at the University of Arkansas and holder of the Sam M. Walton Leadership Chair in Business. Prior to joining the faculty at the University of Arkansas, he was Dean of the E. J. Ourso College of Business and Ourso Distinguished Professor of Business at Louisiana State University (“LSU”) from 2008 to 2012; Professor of Marketing and Associate Dean at the C.T. Bauer College of Business at the University of Houston from 2007 to 2008; an Associate Professor of Marketing from 2002 to 2007; and an assistant professor from 1997 until 2002. He taught at Texas A&M University for several years before joining the faculty of the University of Houston. Dr. Jones served as the executive director of the Program for Excellence in Selling and the founding director of the Sales Excellence Institute at the University of Houston from 1997 to 2007. Before becoming a professor, he worked in sales and sales management for three Fortune 100 companies: Quaker Oats, Nabisco and Frito-Lay. Dr. Jones is also a director at Arvest Bank. He received his Bachelor of Science degree in Journalism in 1982, his MBA in 1986, and his Ph.D. in 1997, all from Texas A&M University.
Dr. Jones brings to the Board significant experience and cutting-edge knowledge and expertise. He is considered a “sales scientist” in that he conducts and publishes cutting-edge research in sales, sales management, marketing strategy, leadership and customer relationship management based on data from organizations world-wide, which are areas critical to the Company. Dr. Jones is able to draw upon his research to provide the Board knowledge with respect to the Insperity sales force. Dr. Jones’ prior service as Dean of the E. J. Ourso College of Business and Ourso Distinguished Professor of Business at LSU and as Dean of the Sam M. Walton College of Business at the University of Arkansas and holder of the Sam M. Walton Leadership Chair in Business, as well as his new role as Dean of the Mays Business School at Texas A&M University, demonstrate his leadership and broad-based business acumen.
Paul S. Lattanzio.  Mr. Lattanzio, age 51, has been a Class III director of the Company since 1995. He is a member of the Company’s Finance, Risk Management and Audit Committee and the Nominating and Corporate Governance Committee. Following the

2015 Annual Meeting of Stockholders, Mr. Lattanzio will resign as a director of the Company. Mr. Lattanzio became a senior partner at Alvares & Marsal Capital in January 2015. Prior to his current position, he was president of Star Avenue Capital, LLC since May 2010. Previously, he served as a senior managing director and head of Bear Growth Capital Partners, a private equity group, from July 2003 to January 2009. He served as a managing director for TD Capital Communications Partners (f/k/a Toronto Dominion Capital), a venture capital investment firm, from July 1999 until July 2002. From February 1998 to March 1999, he was a co-founder and senior managing director of NMS Capital Management, LLC, a $600 million private equity fund affiliated with NationsBanc Montgomery Securities. Prior to NMS Capital, Mr. Lattanzio served in several positions with various affiliates of Bankers Trust New York Corporation for over 13 years, most recently as a managing director of BT Capital Partners, Inc. Mr. Lattanzio has experience in a variety of investment banking disciplines, including mergers and acquisitions, private placements and restructuring. Mr. Lattanzio received his Bachelor of Science degree in Economics with honors from the University of Pennsylvania’s Wharton School of Business in 1984.
Mr. Lattanzio brings extensive financial and investment banking experience and business acumen to the Board. His broad experience with several investment firms and private equity groups, including his current experience as the president of Star Avenue Capital, LLC, brings an important perspective to the Board on issues concerning the Company’s strategic initiatives.
Michelle McKenna-Doyle. Ms. McKenna-Doyle, age 49, joined the Company as a Class I director in April 2015 following her nomination by Starboard pursuant to the Agreement. Since October 2012, Ms. McKenna-Doyle has served as the Senior Vice President (“SVP”) and Chief Information Officer (“CIO”) of the NFL, a professional American football league and a nonprofit 501(c)(6) association. Prior to joining the NFL, from May 2011 to October 2012, she served as CIO at Constellation Energy Group, Inc., an energy supplier, where she implemented major technology strategic initiatives and led the company’s integration with Exelon in connection with the merger of the two companies. Ms. McKenna-Doyle served as the President of Vision Interactive Media Group, a global digital interactive media solutions nonprofit company, from September 2010 to June 2011. From May 2007 to May 2010, she served as SVP and CIO at Universal Orlando Resort, a theme park resort owned by NBCUniversal, and from April 2006 to May 2007 she served as CIO of Centex Destination Properties, a division of Centex Corporation, a home builder. She previously spent more than 13 years at the Walt Disney World Company, an American diversified multinational mass media corporation, where she held senior leadership positions in finance, marketing and information technology. In March 2015, Ms. McKenna-Doyle was appointed to the board of directors of RingCentral, Inc. (NYSE: RNG), where she serves on the audit and compensation committees. Ms. McKenna-Doyle received a Bachelor of Science degree in Accounting from Auburn University and an MBA from the Crummer Graduate School of Business, Rollins College. She was formerly licensed as a certified public accountant in the State of Georgia. She has extensive experience in the media and entertainment industry.

Ms. McKenna-Doyle brings to the Board extensive experience with technology management and senior leadership, including at service-related businesses, as well as financial and accounting acumen. Her background with information technology and data security further provides the Board with a key perspective on such matters that are increasingly important to the Company.

Richard G. Rawson.  Mr. Rawson, age 66, President of the Company and the majority of its subsidiaries, is a Class III director and has been a director of the Company since 1989. He has been President of the Company since August 2003. Before being elected president, he served as executive vice president of administration, chief financial officer and treasurer of the Company from February 1997 until August 2003. Prior to that, he served as senior vice president, chief financial officer and treasurer of the Company since 1989. Prior to joining the Company in 1989, Mr. Rawson served as a senior financial officer and controller for several companies in the manufacturing and seismic data processing industries. He has served NAPEO as president, first vice president, second vice president and treasurer, as well as chairman of the Accounting Practices Committee. Mr. Rawson has a Bachelor of Business Administration degree in Finance from the University of Houston and currently serves as a member of the board for the C.T. Bauer College of Business.

Mr. Rawson brings financial and operational experience to the Board. His lengthy service as president of the Company, as well as his prior service as chief financial officer and treasurer of the Company, provide in-depth knowledge and insight of Company operations and financial matters to the Board.

Summary of Directors and Classes
The following table summarizes the classes to which each director will belong both before and after the 2015 Annual Meeting of Stockholders, including after giving effect to the covenants set forth in the Agreement and assuming that each of the nominees for director at the 2015 Annual Meeting of Stockholders are elected:

	Current	After 2015 Annual Meeting of Stockholders(1)
Class I Term Expires: 2017	Brown Jones Feld McKenna-Doyle	Young Feld McKenna-Doyle
Class II Term Expires: 2015/2018	Sarvadi Kaufman Young Sorensen	Sarvadi Kaufman Sorensen
Class III Term Expires: 2016	Fields Lattanzio Rawson	Brown Jones Rawson
_________________________

1     Messrs. Fields and Lattanzio will resign effective at the adjournment of the 2015 Annual Meeting of Stockholders.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Insperity has adopted Corporate Governance Guidelines, which include guidelines for, among other things, director responsibilities, qualifications and independence. The Board regularly monitors developments in corporate governance practices and regulatory changes and periodically assesses the adequacy of and modifies its Corporate Governance Guidelines and committee charters as warranted in light of such developments. You can access the Company’s Corporate Governance Guidelines in their entirety on the Company’s website at www.insperity.com in the Corporate Governance section under the Investor Relations tab. The information on our website is not, and shall not be deemed to be, a part of this proxy statement.
On an annual basis, each director and named executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest, and must promptly advise us of any changes to the information previously provided.
Determinations of Director Independence
Under rules of the New York Stock Exchange (the “NYSE”), the Company must have a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In evaluating each director’s independence, the Board considered all relevant facts and circumstances, and relationships and transactions between each director, her or his family members or any business, charity or other entity in which the director has an interest on the one hand, and the Company, its affiliates, or the Company’s senior management on the other. As a result of this review, at its meeting held on February 19, 2015, the Board affirmatively determined that all of the Company’s directors are independent from the Company and its management, with the exception of Messrs. Sarvadi and Rawson, both of whom are members of the senior management of the Company.
The Board has considered what types of disclosure should be made relating to the process of determining director independence. To assist the Board in making disclosures regarding its determinations of independence, in 2004, the Board adopted categorical standards as contemplated under the listing standards of the NYSE then in effect. Under the rules then in effect, relationships that were within the categorical standards were not required to be disclosed in the proxy statement and their impact on independence was not required to be separately discussed, although the categorical standards, by themselves, did not determine the independence of a particular director. The Board considers all relevant facts and circumstances in determining whether a director is independent. A relationship satisfies the categorical standards adopted by the Board if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•
consists of charitable contributions made by Insperity to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; and

•	is not required to be, and it is not otherwise, disclosed in Insperity’s annual proxy statement.
In the course of the Board’s determination regarding the independence of directors other than Messrs. Sarvadi and Rawson, it considered all transactions, relationships and arrangements in which such directors and Insperity were participants. The Board also considered any transactions amongst the directors, even if they did not involve Insperity. In particular, with respect to each of the most recent three fiscal years, the Board evaluated, with respect to Mr. Fields, Insperity’s provision of PEO-related services to companies owned by Mr. Fields and, with respect to Dr. Jones, its long-time employment of an individual who became Dr. Jones’ son-in-law. The Board has determined that these relationships are not material. In making this determination with respect to Mr. Fields, the Board considered the fact that his companies pay Insperity comprehensive service fees on the same basis as all other clients, and payments net of payroll costs made by his companies were less than 0.1% of Insperity’s revenues in each of the last three fiscal years. In making this determination with respect to Dr. Jones, the Board considered that Dr. Jones’ son-in-law was employed as a manager of lead generation, held such position for several years prior to becoming a member of Dr. Jones’ family, and his salary was between the 25th and 75th percentile for the position.
Selection of Nominees for the Board of Directors
Identifying Candidates
The Nominating and Corporate Governance Committee solicits ideas for potential candidates for membership on the Board from a number of sources including members of the Board, executive officers of the Company, individuals personally known to the members of the Board, and research. The Nominating and Corporate Governance Committee also has sole authority to select and compensate a third-party executive search firm to help identify candidates, if it deems advisable. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to the Corporate Secretary of Insperity at 19001 Crescent Springs Drive, Kingwood, Texas 77339. Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the stockholder makes available to the Committee. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them on the same basis.
In addition, the Bylaws of the Company permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate a director using this process, the stockholder must follow the procedures described under “Additional Information – Advance Notice Required for Stockholder Nominations and Proposals” on page 43.
Further, pursuant to the Agreement, the Company agreed to appoint Mr. Feld, Ms. McKenna-Doyle and Mr. Sorensen to the Board and to nominate Mr. Sorensen for reelection as a Class II director at the 2015 Annual Meeting of Stockholders.
Evaluating Candidates
Each candidate must meet certain minimum qualifications, including:

•	the ability to represent the interests of all stockholders of the Company and not just one particular constituency;
•	independence of thought and judgment;
•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the prospective nominee’s service on other public company boards; and
•
skills and expertise that are complementary to the existing Board members’ skills; in this regard, the Board will consider the Board’s need for operational, sales, management, financial, governmental or other relevant expertise.

In addition, the Nominating and Corporate Governance Committee considers other qualities that it may deem to be desirable from time to time, such as the extent to which the prospective nominee contributes to the diversity of the Board — with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. However, diversity is just one factor that the Nominating and Corporate Governance Committee may consider, and the Board does not have any particular policy with regard to diversity. The Nominating and Corporate Governance Committee may also consider the ability of the prospective nominee to work within the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.
Generally, based on this initial evaluation, the chairperson of the Nominating and Corporate Governance Committee will determine whether to interview the nominee, and if warranted, will recommend that one or more members of the Nominating and Corporate Governance Committee, other members of the Board and senior management, as appropriate, interview the nominee in person or by telephone. After completing this evaluation and interview process, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.
Board of Directors Leadership
The Company does not have a policy with respect to whether the positions of Chairman of the Board and chief executive officer (“CEO”) should be held by the same person or two separate individuals, and believes that it is in the best interest of the Company to consider that question from time to time in the context of succession planning. At this time, the Board believes that it is in the best interest of the Company and an appropriate leadership structure to have the CEO also serve as Chairman of the Board. Combining the CEO and Chairman of the Board roles provides an efficient and effective leadership model that promotes unambiguous accountability and alignment on corporate strategy. Mr. Sarvadi co-founded the Company in 1986 and has served as Chairman of the Board and CEO since 1989. The Board believes that Mr. Sarvadi’s intimate knowledge of the daily operations of and familiarity with the Company and industry put him in the best position to provide leadership to the Board on setting the agenda, emerging issues facing the Company and the PEO industry, and strategic opportunities. Additionally, Mr. Sarvadi’s substantial financial stake in the Company creates a strong alignment of interests with other stockholders. Mr. Sarvadi’s combined roles also ensure that a unified message is conveyed to stockholders, employees and clients.
The Company’s Corporate Governance Guidelines established the position of lead independent director in 2012. Ms. Kaufman, as chairperson of the Nominating and Corporate Governance Committee, is currently the lead independent director. The Board reevaluates the lead independent director position annually. Pursuant to the Agreement, the Independent Advisory Committee is expected at or promptly after the first Board meeting following the date of this proxy statement, to recommend to the Board that Ms. Kaufman continue or another director serve as the lead independent director to serve for a one-year term. If the Independent Advisory Committee does not make a recommendation to the Board within 90 days of that Board meeting, then the Board will select Ms. Kaufman or another director to serve as the lead independent director. The lead independent director has the following responsibilities in addition to the regular duties of a director:

•	prepare and set the agenda for and chair executive sessions of the outside directors;
•	call or convene executive sessions of the outside directors;
•	authority to set the agenda for meetings of the Board;
•	preside at all meetings of the Board where the Chairman of the Board is not present or has a potential conflict of interest;
•	serve as liaison and facilitate communications between the independent directors and the Chairman of the Board and CEO;
•	consult with the Chairman of the Board and CEO on matters relating to corporate governance and performance of the Board; and
•	collaborate with the rest of the Nominating and Corporate Governance Committee on possible director conflicts of interest or breaches of the Corporate Governance Guidelines.
Board of Directors’ Role in Risk Oversight
The Board is responsible for overseeing the Company’s overall risk profile and assisting management in addressing specific risks. The Company’s Enterprise Risk Management Steering Committee (the “ERM Steering Committee”) is responsible for formally identifying and evaluating risks that may affect the Company’s ability to execute its corporate strategy and fulfill its business objectives. The ERM Steering Committee employs a disciplined approach to identifying, documenting, evaluating, communicating, and monitoring enterprise risk management within the Company. The ERM Steering Committee is chaired by the Company’s chief financial officer and includes the Company’s general counsel, internal audit director and other members of management. The ERM Steering Committee reports to the Board and the CEO. During 2014, the ERM Steering Committee completed a comprehensive review and update of the Company’s risks, including strategic, operational, financial, legal, regulatory and reputational risks. The ERM Steering Committee further reviewed and updated the mitigating factors associated with such risks, and prioritized the identified risks based upon the subjectively determined likelihood of the occurrence and the estimated resulting impact on the Company if the risk occurred. The ERM Steering Committee is charged with periodically reviewing the Company’s overall risk profile, as well as any significant identified risks, with both the Finance, Risk Management and Audit Committee and the entire Board.

The Board executes its risk oversight function both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management. Throughout the year, the Board and each such committee spend a portion of their time reviewing and discussing specific risk factors, and risk assessments are part of all major decision making. The Board is kept informed of each committee’s risk oversight and related activities through regular reports from such committees. The Finance, Risk Management and Audit Committee is assigned primary responsibility for oversight of risk assessment with financial implications. In its periodic meetings with management, internal auditors and independent auditors, the Finance, Risk Management and Audit Committee reviews and monitors many factors relating to enterprise risk, including:

•	the financial affairs of the Company;
•	the integrity of the Company’s financial statements and internal controls;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications, independence and performance;
•	the performance of the personnel responsible for the Company’s internal audit function and independent auditors; and
•	the Company’s policies and procedures with respect to risk management.

The Compensation Committee has the primary responsibility to consider material risk factors relating to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee monitors governance and succession risks. As part of its review and approval of the Company’s capital budget, major acquisitions, material contracts, compensation and other similar matters, the Board retains ultimate authority over assessing the risks and their impacts on the Company’s business.
Prohibition on Hedging and Pledging of Company Common Stock
The Company has established strict standards regarding the speculative trading of Company Common Stock. In February 2013, the Company amended its internal policies to prohibit employees from engaging in hedging transactions involving Company Common Stock. The Board also adopted a formal policy prohibiting employees and directors from engaging in the significant pledging of shares of Company Common Stock. All pledging requests will be reviewed by the Board, which will consider the facts and circumstances and other information the Board deems relevant.
Mr. Sarvadi currently has 290,000 shares of Common Stock pledged. After a thorough review, the Board previously determined that the shares pledged by the CEO were not significant. In making this determination, the Board considered that the pledged shares only represent approximately 17% of the total shares beneficially owned by the CEO and approximately 1% of the Company’s total shares outstanding and market capitalization. The Board also considered the CEO’s significant number of founder’s shares that were not earned as compensation from the Company, and his compliance with the Company’s stock ownership guidelines, disregarding the pledged shares.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Code”), governing the conduct of the Company’s directors, officers and employees. The Code, which meets the requirements of Rule 303A.10 of the NYSE Listed Company Manual and Item 406 of Regulation S-K, is intended to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in the Company’s public filings, compliance with laws and the prompt internal reporting of violations of the Code. You can access the Code on the Company’s website at www.insperity.com in the Corporate Governance section under the Investor Relations tab. Changes in and waivers to the Code for the Company’s directors, executive officers and certain senior financial officers will be posted on the Company’s Internet website within four business days of being approved and maintained for at least 12 months. If you wish to raise a question or concern or report a violation to the Finance, Risk Management and Audit Committee, you should visit www.ethicspoint.com or call the Ethicspoint toll-free hotline at 1-866-384-4277.
Stockholder Communications
Stockholders and other interested parties may communicate directly with the entire Board or the non-management directors as a group by sending an email to directors@insperity.com. Alternatively, you may mail your correspondence to the Board or non-management directors in care of the Corporate Secretary, 19001 Crescent Springs Drive, Kingwood, Texas 77339. In the subject line of the email or on the envelope, please specify whether the communication is addressed to the entire Board or to the non-management directors.

Unless any director directs otherwise, communications received (via U.S. mail or email) will be reviewed by the Corporate Secretary who will exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions), and personal grievances.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors
Directors are expected to attend all or substantially all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities appropriately (including advance review of meeting materials) and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board. The Board met 11 times in 2014. All of the members of the Board participated in more than 75% of the meetings of the Board and Committees of which they were members during the fiscal year ended December 31, 2014. The Board encourages its members to attend the Annual Meeting of Stockholders. Last year, all of the Company’s directors attended the Annual Meeting of Stockholders.
Executive Sessions of the Board of Directors and the Lead Independent or Presiding Director
The Company’s non-management directors, all of whom are also independent, hold executive sessions at which the Company’s management is not in attendance at regularly scheduled Board meetings. The lead independent director, currently Ms. Kaufman, establishes the agenda and serves as presiding director at the executive sessions. In the absence of a lead independent director, the chairperson of the Nominating and Corporate Governance Committee or an independent director designated by the outside directors shall preside at meetings of non-management directors.
Committees of the Board of Directors
The Board has appointed three standing committees: the Finance, Risk Management and Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The charters for each of the three standing committees, which have been adopted by the Board, contain a detailed description of the respective standing committee’s duties and responsibilities and are available on the Company’s website at www.insperity.com in the Corporate Governance section under the Investor Relations tab. The Board also created a new Independent Advisory Committee pursuant to the Agreement. The charter for the Independent Advisory Committee, which has been adopted by the Board and sets forth the committee’s duties and responsibilities, is attached to the Agreement, a copy of which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 23, 2015. The Board has reviewed the applicable legal and NYSE standards for Committee member independence as well as the Company's independence standards and has determined that each member of the Board’s committees is “independent” under such requirements.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee met three times in 2014. The members of the Nominating and Corporate Governance Committee currently are: Ms. Kaufman, who serves as chairperson, Messrs. Brown, Feld, Fields, Lattanzio and Young, and Dr. Jones. The Nominating and Corporate Governance Committee: (i) identifies individuals qualified to become Board members, consistent with the criteria for selection approved by the Board; (ii) recommends to the Board a slate of director nominees to be elected by the stockholders at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings; (iii) develops and recommends to the Board a set of corporate governance guidelines for the Company; and (iv) oversees the evaluation of the Board.
Finance, Risk Management and Audit Committee
The Finance, Risk Management and Audit Committee met nine times in 2014. The members of this Committee currently are Mr. Young, who serves as chairperson, Mr. Lattanzio, Mr. Sorensen and Ms. Kaufman. The Board has determined that Mr. Young is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Finance, Risk Management and Audit Committee assists the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of financial statements of the Company by reviewing and monitoring: (i) the financial affairs of the Company; (ii) the integrity of the Company’s financial statements and internal controls; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditor’s qualifications, independence and performance; (v) the performance of the personnel responsible for the Company’s internal audit function and the independent auditors; and (vi) the Company’s policies and procedures with respect to risk management, as well as other matters that may come before it as directed by the Board.

Compensation Committee
The Compensation Committee met six times in 2014. The members of the Compensation Committee currently are Dr. Jones, who serves as chairperson, and Messrs.Brown, Feld and Fields. The Compensation Committee: (i) oversees and administers the Company’s compensation policies, plans and practices; (ii) reviews and discusses with management the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402; and (iii) prepares the annual report required by the rules of the SEC on executive compensation for inclusion in the Company’s annual report on Form 10-K or proxy statement for the annual meeting of stockholders. To carry out these purposes, the Compensation Committee: (i) evaluates the performance of and determines the compensation for senior management, taking into consideration recommendations made by the CEO; (ii) administers the Company’s compensation programs; and (iii) performs such other duties as may from time to time be directed by the Board.
Pursuant to the terms of the Insperity, Inc. 2001 Incentive Plan, as amended (the “2001 Incentive Plan”) and the Insperity, Inc. 2012 Incentive Plan (the “2012 Incentive Plan” and, together with the 2001 Incentive Plan, the “Incentive Plans”), the Board or the Compensation Committee may delegate authority under the Incentive Plans to the Chairman of the Board or a committee of one or more Board members, respectively, pursuant to such conditions and limitations as each may establish, except that neither may delegate to any person the authority to make awards, or take other action, under the Incentive Plans with respect to participants who may be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Independent Advisory Committee
The Independent Advisory Committee, which was formed in 2015 pursuant to the Agreement, will review the Company’s business and make recommendations to the Board regarding capital allocation, expenses and targeted ranges for Adjusted EBITDA Margins, while taking into consideration the Company’s risk profile and the potential impact of any recommendations on the Company’s business model and strategic plan, as more fully described above under “Proposal Number 1 Election of Directors — General — Agreement with Starboard” on page 5. Unless extended by the Board, the Independent Advisory Committee will remain in effect through January 22, 2016. The members of the Independent Advisory Committee currently are Mr. Feld, who serves as chairperson, and Messrs. Brown, Sorensen and Young.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Summary
In this section we describe our compensation philosophy, objectives and strategies and the underlying elements of our compensation programs for the Company’s named executive officers (“NEOs”). Insperity has had a long-standing objective of linking executive compensation to performance and our 2014 compensation packages for executives continued in this spirit, reflecting changes in economic conditions both within and outside of the Company. The Compensation Committee regularly reviews our executive compensation practices for alignment with Company values, long-term stockholder interests and continued growth of the Company.
Our Pay-for-Performance Compensation Philosophy
Insperity’s overall compensation philosophy is one of pay-for-performance. Our objectives are to attract, retain and motivate high performing individuals to achieve the Company’s annual and long-term business and strategic goals. A substantial portion of each executive officer’s total compensation package consists of a long-term incentive component and a variable compensation component, with a goal of aligning the interests of the executive officers with those of the stockholders by tying executive compensation to our performance and stock price. In order to remain competitive for talent within the market, total compensation includes a stable base salary, as well as an element of supplemental benefits and perquisites. We also design our compensation plans to motivate executives to maximize stockholder value over time, without encouraging excessive risk-taking that could adversely impact stockholder value.
The Compensation Committee has historically established a variety of annual performance goals to create a strong alignment between executive and stockholder interests. The Compensation Committee selects corporate performance goals that have a direct influence on achieving the Company’s business objectives, contribute to the overall success of the Company and favorably impact stockholder value. Each corporate performance goal is intended to have a challenging achievement level that must be reached before triggering a payout for employees. The following table illustrates the corporate performance goals for the years 2011, 2012 and 2013, and the actual payout achieved as a percent of the target payout for the combined corporate performance modifier:

Year	Corporate Performance Goals	Actual Payout as a % of Target for the Corporate Performance Modifier

2011	Operating Income per Worksite Employee; Adjacent Business Unit Revenue; and Number of Paid Worksite Employees	82.5%

2012	Operating Income per Worksite Employee; Adjacent Business Unit Revenue, Number of Paid Worksite Employees; and Operating Expense Management	60.5%

2013	Operating Income per Worksite Employee; Number of Paid Worksite Employees; and Gross Profit Contribution	0.0%

In 2014, in connection with our company-wide emphasis to manage operating expenses, we reduced the payouts that could be achieved at the threshold, target and stretch goal performance levels for the 2014 corporate performance goals, as further described under “Variable Compensation” on page 22.1 The results of our 2014 corporate performance goals are set forth beginning on page 22. On a comparative basis, for each corporate performance goal, the Company had to obtain a higher performance level in 2014 to trigger an equivalent corporate performance modifier percentage. For example, in 2014, the Company had to reach the more difficult stretch performance level to achieve the 100% corporate performance modifier percentage, compared to the lower target performance level in 2011-2013 to achieve a comparable percentage.

Based upon stockholder feedback and following input from our outside compensation consultants on corporate compensation trends and institutional investor preferences for performance-based long-term compensation, the Compensation Committee implemented a performance-based long-term equity incentive plan beginning in 2015, as further described under “Long-Term Equity Incentive Compensation” on page 27. The Compensation Committee believes that the corporate performance goals that must be achieved for the performance-based awards to vest will align the value that executives could receive from these awards with the value that is created for stockholders. The implementation of a performance-based long-term equity incentive plan, in combination with our other compensation elements, supports our pay-for-performance philosophy.

Compensation Objectives

We are committed to attracting, motivating, retaining and encouraging long-term employment of individuals with a demonstrated commitment to integrity and exemplary personal standards of performance. Our culture is based upon the value of and respect for each individual, encouraging personal and professional growth, rewarding outstanding individual and corporate performance and achieving excellence through a high-energy, collegial work environment. We are convinced these elements contribute to our vision of being an “employer of choice,” which increases our value to clients, employees, stockholders, and the communities where we live and work.

Our compensation objectives for our executive officers are based on the same principles that we employ in establishing all of our compensation programs. For our executive officers, our compensation programs are designed to:

•	attract and retain key executive officers responsible for our success; and
•	motivate management both to achieve short-term business goals and to enhance long-term stockholder value.

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1     See “Performance Modifiers” on page 23.

Compensation Strategies

To accomplish our objectives, we adhere to the following compensation strategies:

•	We have established and strive to maintain a performance-driven culture that encourages growth by recognizing and rewarding employees who reach and exceed the Company’s business objectives.
•
As part of our competitive compensation program, our base salary system compensates employees based upon job responsibilities, level of experience, individual performance, comparisons to the market, internal comparisons and other relevant factors.

•
We provide incentive compensation to recognize and reward individual, departmental and corporate performance through a variable pay component that is equitable to both employees and stockholders, encourages leadership of departmental units and directly supports our business objectives. As employees progress to higher levels in the Company, an increasing proportion of their compensation is linked to Company-wide and departmental performance.

•	We have created a strong alignment of interests among executive officers, employees and stockholders through the use of long-term equity and performance-based incentive compensation opportunities.
•	We provide a competitive benefits package that recognizes and encourages work-life balance and fosters a long-term commitment to the Company.

Stockholder Advisory Votes

At our 2011 Annual Meeting, the stockholders, on an advisory basis, voted in favor of an annual advisory vote on the frequency of holding future votes to approve the compensation of the Company’s NEOs. In accordance with the stockholders’ preference, the Company’s Board has determined that the Company will hold an advisory vote on executive compensation every year. Proposal Number 2 in this proxy statement contains the resolution and supporting materials with respect to this year’s advisory vote on executive compensation.

At our 2014 Annual Meeting, the stockholders approved, in a non-binding advisory vote, the compensation of the Company’s named executive officers, with approximately 75% of the votes cast in favor of such compensation. The Compensation Committee values the opinions expressed by our stockholders and considered input from stockholders, including the vote outcome, when it made compensation decisions for the executive officers for fiscal year 2015 and in considering recommending changes to the Board regarding the Company’s compensation policies, as discussed below.

Recent Actions and Changes to Our Compensation and Governance Policies

In furtherance of our compensation objectives and commitment to best practices, the Compensation Committee and Board made the following recent changes to our compensation and corporate governance policies:

•	implemented a new performance-based long-term equity incentive program (“LTIP”), as further described under “Long-Term Equity Incentive Compensation” on page 27; and
•	amended the 2012 Incentive Plan to generally require a minimum vesting period of three years for grants of restricted stock and stock options that are time-vested awards.

Additionally, during 2014, the Compensation Committee and Board adopted a “clawback policy” for incentive compensation paid to executive officers and other employees.1 In furtherance of our 2014 expense management efforts, the Compensation Committee also reduced the payouts that could be achieved at the threshold, target and stretch goal performance levels for the 2014 corporate performance goals.2 For 2015, the Compensation Committee returned the threshold, target and stretch goal payout percentages to 50%, 100% and 125%, respectively, to approximate prior year levels.

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1    See “Incentive Compensation Recoupment Policy (“Clawback Policy”)” on page 31.
2    See “Variable Compensation” on page 22.

The Compensation Committee’s commitment to regularly evaluate and revise our compensation and governance practices has been consistently demonstrated by our actions. For example, over the past few years, the following additional changes have been made:

2013 Enhancements

•	implemented a “double trigger” requirement for early vesting of NEOs’ stock awards on a change in control, and as of March 2015 all outstanding NEO awards are subject to a double trigger;
•	adopted a policy prohibiting employees and directors from engaging in hedging transactions involving shares of Common Stock (see page 14 in the Corporate Governance Section); and
•
adopted a policy prohibiting employees and directors from pledging transactions involving shares of Common Stock that would be considered significant by the Board (see page 14 in the Corporate Governance Section).

2012 Enhancements

•	created the position of lead independent director (see page 13 in the Corporate Governance Section);
•	adopted stock ownership guidelines for the CEO and non-employee directors; and
•	eliminated the tax gross-up on personal air travel.

Our commitment to conservative pay practices is longstanding. In addition to the changes discussed above, the Company continues to observe the following best pay practices:

•	we do not offer or provide employment agreements to the NEOs;
•	we do not offer or provide any supplemental executive pension benefits;
•	we do not provide excess parachute payments in the event of a change in control;
•	we do not provide any tax gross-ups in the event of a change in control; and
•	we do not provide medical coverage for retirees.
Risk Assessment
The Company conducted an assessment of our compensation programs and practices for its employees and determined that there are no risks arising from such compensation programs and practices that are reasonably likely to have a material adverse effect on the Company.

Role of Management in Setting Compensation
The recommendations of the CEO play a significant role in the Compensation Committee’s determination of compensation matters related to the executive officers reporting directly to the CEO. On an annual basis, the CEO makes recommendations to the Compensation Committee regarding such components as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making his recommendations, the CEO reviews the performance of each of our other executive officers based upon the core competencies of business ethics, continuous learning, integrity, managing customer focus, strategic thinking and visionary leadership, market data for similar positions and other factors deemed relevant in reviewing each executive’s performance. The Compensation Committee takes the CEO’s recommendation under advisement, but makes all final decisions regarding such individual’s compensation. The CEO does not make a recommendation with respect to his own compensation. Our CEO typically attends Compensation Committee meetings, but he is excused from any meeting when the Compensation Committee deems it advisable to meet in executive session or when the Compensation Committee meets to discuss items that would impact the CEO’s compensation. Our CEO’s compensation is reviewed and discussed by the Compensation Committee and his performance is evaluated at least annually. The Compensation Committee makes all final compensation decisions for each of our executive officers, including the CEO.

Role of Compensation Committee in Setting Compensation

The Compensation Committee is responsible for designing, implementing and administering our executive compensation programs and, in doing so, the Compensation Committee is guided by the compensation philosophy stated above. The Compensation Committee reviews and approves total compensation for our executive officers through a comprehensive process that includes:

•	selecting and engaging an external, independent consultant;
•	reviewing and selecting companies to be included in our peer group;
•	reviewing market data on all major elements of executive compensation;
•	reviewing alignment of executive compensation and incentive goals with stockholder value; and
•	reviewing performance results against corporate, departmental and individual goals.

A complete listing of our Compensation Committee’s responsibilities is included in the Compensation Committee’s charter, which is available for review on our corporate website at www.insperity.com in the Corporate Governance section under the Investor Relations tab.

Assessing External Market Compensation Practices

At the direction of the Compensation Committee, we periodically conduct an executive compensation study that compares each executive officer’s compensation to market data for similar positions. The Compensation Committee determines whether the study is to be performed internally by Insperity or by an outside consulting firm that is directly engaged by the Compensation Committee. The Compensation Committee’s charter provides that it has the sole authority to retain and terminate any compensation consultant to assist in maintaining compensation practices in alignment with our compensation goals. While we believe that using outside consultants is an efficient way to keep current regarding competitive compensation practices, we do not believe that we should accord undue weight to the advice of such consultants. Accordingly, the Compensation Committee does not target our executives’ pay to any particular level (such as a target percentile) of comparative market data contained in executive compensation studies. However, such data are considered by the Compensation Committee in meeting our compensation program objectives as described above.

The Compensation Committee has periodically engaged Pearl Meyer & Partners (“PM&P”) to conduct executive compensation studies. PM&P does not receive remuneration from the Company, directly or indirectly, other than for advisory services rendered to, or at the direction of, the Compensation Committee or the Board. The Compensation Committee has reviewed PM&P’s independence and determined that PM&P is an independent advisor with no conflicts of interest with us (as determined under Rule 10C-1(b)(4)(i) of the Exchange Act).

Determination of Compensation Amounts and Formulas

In July 2014, PM&P was engaged by the Compensation Committee to conduct an executive compensation study (the “2014 Study”) as part of the process of determining 2015 compensation. Prior to the 2014 engagement, PM&P last presented a study to the Compensation Committee in October 2012 (the “2012 Study”). In connection with the 2012 Study, PM&P identified a peer group consisting of publicly traded companies that provide human resources and other business products and services and whose average trailing 12 months of sales revenue equated to approximately $2.5 billion (the “Compensation Peer Group”). The selection process for the Compensation Peer Group took into account multiple factors, including: industry (with an emphasis on outsourced human resources services, including PEO competitors of the Company), comparable revenue range, comparability in terms of complexity and business risk, and the extent to which each company may compete with Insperity for executive talent. The Compensation Peer Group included: Automatic Data Processing, Inc., CBIZ, Inc., Cognizant Technology Solutions Corporation, Concur Technologies, Inc., Convergys Corporation, Gartner, Inc., Genpact Limited, Intuit, Inc., Korn/Ferry International, Paychex, Inc., Resources Connection, Inc., salesforce.com, inc., Towers Watson & Company, The Ultimate Software Group, Inc. and Web.com Group, Inc. The Compensation Peer Group is periodically reviewed and may be modified based on these and other relevant criteria. As part of the 2014 Study, PM&P reviewed the 2012 Study Compensation Peer Group and recommended modifications to the peer group to remove salesforce.com, inc. and add TriNet Group, Inc., a PEO competitor, and Paycom Software, Inc., which delivers human capital management through cloud-based technology. We believe that TriNet Group and Paycom Software, both of which became publicly traded during 2014, are closer competitors to the Company than salesforce.com, inc.

The 2012 and 2014 Studies examined market compensation data for executive positions based on a combination of proxy data of the Compensation Peer Group and benchmark position compensation survey data. Survey sources included PM&P’s proprietary general executive compensation databases and other independent surveys. In addition to the 2012 and 2014 Studies conducted by

PM&P, internal factors are also an important consideration when determining each executive officer’s compensation. These factors include:

•	the executive officer’s performance review conducted by either the Compensation Committee (for the CEO) or the CEO (for all other executive officers);
•	the CEO’s recommendations regarding the other executive officers;
•	the executive officer’s tenure with the Company, industry experience and ability to influence stockholder value; and
•	the importance of the executive officer’s position to the Company in relation to the other executive officer positions within the Company.

While the Company does not target our executives’ pay to a target percentile of our peer group or the market, the PM&P 2012 and 2014 Studies consistently indicate that the targeted total direct compensation and actual total direct compensation of our executive officers are below median. According to the 2012 and 2014 Studies, our CEO’s targeted total direct compensation and actual total direct compensation was in the bottom 25th percentile. The 2012 and 2014 Studies indicated a range for the other executive officers of between the 16th and 39th percentile for targeted total direct compensation and the 17th to 26th percentile for actual total direct compensation.

Elements of Compensation

The 2014 annual compensation package for executive officers consists of:

•	an annual base salary payable in cash;
•	variable cash compensation, which is targeted as a percentage of base pay;
•	long-term equity incentive compensation; and
•	supplemental and special benefits, including management perquisites.
In 2015, our compensation package for executive officers will include a long-term performance-based equity incentive component.1
Each of these elements is described below.
Compensation History and Mix
When reviewing and setting compensation for executive officers, the Compensation Committee also reviewed tally sheets setting forth all components of compensation for each executive officer for the previous three years. The tally sheets included dollar values for the three previous years’ salary, cash incentive awards, perquisites (cash and in-kind), long-term stock-based awards, benefits and dividends paid on unvested long-term stock-based awards. Tally sheets were used to assist the Compensation Committee in determining current compensation decisions in view of executives’ historical and cumulative pay.
Base Salary2
Base salary is intended to provide stable annual compensation to attract and retain talented executive officers. Typically, changes in base salary for each executive officer are determined based upon external market comparisons in compensation studies and the internal factors described above. Annual performance appraisals are completed through our talent management system, which evaluates the executive officer’s annual performance based on pre-established competencies and the achievement of specific individual performance goals that were generally established prior to the end of the first quarter of the year. Competencies for executive officers included business ethics, continuous learning, integrity, managing customer focus, strategic thinking and visionary leadership. Annual adjustments to base salary are based upon the annual performance evaluation, market data and other relevant considerations.

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[1]	See “Long-Term Equity Incentive Compensation” on page 27.
[2]	See “Salary” included in the Summary Compensation Table on page 32.

The Company awarded merit salary increases during the first quarter of 2014 to the named executive officers as follows:

	2013	2014	2014
	Base Salary	Base Salary	Increase
Chief Executive Officer and Chairman of the Board	$816,300	$850,000	4.1%
Chief Financial Officer, SVP of Finance and Treasurer	$378,000	$396,000	4.8%
President	$464,000	$482,000	3.9%
Chief Operating Officer and EVP of Client Services	$464,000	$482,000	3.9%
EVP of Sales & Marketing	$442,000	$460,000	4.1%
The average salary increase for the named executive officers in 2014 was 4.2%. The increases in base salary were based on the annual performance reviews, the findings of the 2012 Study and other factors deemed relevant by the Compensation Committee, such as Company performance and general economic conditions.
Variable Compensation1
We believe that variable cash compensation is a key element of the total compensation of each executive officer. Such compensation embodies our pay-for-performance philosophy whereby a significant portion of executive compensation is at risk and tied to corporate, departmental and individual performance. Variable compensation for all executive officers, as well as most other employees, is paid through the Insperity Annual Incentive Plan (“IAIP”), a non-equity incentive program under the stockholder-approved 2012 Incentive Plan (see page 26). The IAIP is intended to link executive officers’ compensation to the Company’s overall performance, as well as to each of their individual performance and the performance of the departments under each of their supervision. During the first quarter of 2014, the Compensation Committee established a target bonus, stated as a percentage of base salary, for each executive officer. The ultimate IAIP bonus awarded to each executive officer was based upon the formulas, factors and components discussed below.
Target Bonus Percentage
The Compensation Committee approved the target bonus percentage for each executive officer (other than the CEO) based on the CEO’s recommendations. His recommendations took into account the executive officer’s level of responsibility, market conditions and internal equity considerations. The Compensation Committee also evaluated the foregoing factors in determining the CEO’s target bonus percentage. Because executive officers are in a position to directly influence the overall performance of the Company, and in alignment with our pay-for-performance philosophy, we believe that a significant portion of their total cash compensation should be at risk. The CEO, the individual with the greatest overall responsibility for Company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his overall pay mix even more heavily towards performance-based compensation. The Chief Financial Officer, who had less responsibility for overall Company operating performance relative to other named executive officers, was granted a smaller incentive opportunity in comparison to his base salary in order to weight his overall pay mix less heavily towards performance-based compensation. For 2014 and 2013, the Compensation Committee set a target for variable compensation that was computed as a percentage of each named executive officer’s base salary as follows:

Target Bonus Percentage under IAIP
Chief Executive Officer and Chairman of the Board	120%
Chief Financial Officer, SVP of Finance and Treasurer	85%
President	100%
Chief Operating Officer and EVP of Client Services	100%
EVP of Sales & Marketing	100%

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[1]
See “Non-Equity Incentive Plan Compensation” included in the Summary Compensation Table on page 32. In addition, see “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table on page 33.

However, as explained elsewhere, on a comparative basis, for each corporate performance goal, the Company had to obtain a higher performance level in 2014 as compared to 2013 to trigger an equivalent corporate performance modifier percentage. For example, in 2014, the Company had to reach the more difficult stretch performance level to achieve the 100% corporate performance modifier percentage, compared to the lower target performance level in 2011-2013 to achieve a comparable percentage.
Calculation and Weighting of Performance Components
For 2014, the targeted variable compensation under the IAIP for the CEO was based on corporate and individual performance components and for all other executive officers was based on corporate, departmental and individual performance components. As described in further detail below, corporate performance goals for 2014 were based on operating income (“OI”), year-over-year growth in the number of paid worksite employees (“PWEE Growth”) and operating expense savings (“OES”). For the CEO, variable compensation was heavily weighted toward corporate performance to align his IAIP bonus with Company-wide performance. For all executive officers, 20% was weighted toward individual performance to reflect their individual performance during the year, as determined through the annual performance appraisal process as discussed above. A departmental component was included in the IAIP bonus of each executive officer (other than the CEO) to encourage him to provide effective leadership to the departments under his supervision, as well as to align the interests of the executive with those of the employees that he supervises. Each performance component is determined separately and is not dependent on the other components, except that if an executive officer’s individual performance rating is below the threshold, then he receives no IAIP bonus, regardless of corporate and departmental performance. Each executive officer’s IAIP bonus is the sum of the result of each performance component.

Each performance component was designated a weighting for each named executive officer as follows:

	Corporate Performance
	OI	PWEE Growth	OES	Departmental	Individual
Chief Executive Officer and Chairman of the Board	32%	32%	16%	0%	20%
Chief Financial Officer, SVP of Finance and Treasurer	20%	20%	10%	30%	20%
President	24%	24%	12%	20%	20%
Chief Operating Officer and EVP of Client Services	24%	24%	12%	20%	20%
EVP of Sales & Marketing	24%	24%	12%	20%	20%
Performance Modifiers
The performance modifier represents the payout percentage corresponding to the performance level achieved for the corporate, departmental and individual performance goals. The mechanics of how the performance modifier impacts the amount paid to the named executive officers is explained in the description below for each goal.

In furtherance of our 2014 expense management efforts, the performance modifiers for the 2014 corporate performance goals were reduced at the threshold, target and stretch goal performance levels. This reduction applied to all executives and employees. By reducing the performance modifiers, the bonus opportunity for achieving the threshold, target and stretch goal performance levels was reduced for each of the 2014 corporate performance goals. The performance modifier for the maximum performance level was not reduced. The table below sets forth the performance modifier reductions for the corporate performance goals implemented by the Compensation Committee for 2014.

Performance Level	2013 Corporate Performance Modifier Percentage	2014 Corporate Performance Modifier Percentage
Below Threshold	0%	0%
Threshold	50%	25%
Target	100%	50%
Stretch Goal	130%	100%
Maximum	150%	150%

The performance modifiers for the departmental and individual performance goals remained unchanged in 2014. For 2015, the Compensation Committee returned the threshold, target and stretch goal payout percentages to 50%, 100% and 125%, respectively, to approximate prior year levels.

2014 Corporate Performance Goals
OI Corporate Component

We have consistently included a measure of operating income as one of our corporate performance goals because we believe it is a key indicator of our overall productivity; effective management of pricing, direct costs and operating expenses; and ability to grow the business while favorably balancing profitability. We also believe that this metric reflects the combined contribution of all departments and encourages collaboration across the organization because each department within the Company can have a direct impact on corporate performance as measured according to this metric. The formula for measuring the OI corporate performance component of the IAIP bonus for each named executive officer was determined as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of OI Corporate Component (%)	X	OI Corporate Performance Modifier (0%-150%)	=	OI Corporate Component Payout ($)
The OI Corporate Performance Modifier was determined as follows:

Performance Level	2014 OI	OI Corporate Performance Modifier
Below Threshold	Less than $54.8 million	0%
Threshold	$54.8 million	25%
Target	$63.4 million	50%
Stretch Goal	$77.7 million	100%
Maximum	$83.3 million	150%
If 2014 OI (excluding total incentive compensation expense, operating expenses related to acquisition activity in 2014 and extraordinary, unusual or infrequent items, if applicable) was below the threshold, then the OI Corporate Performance Modifier would be 0%, resulting in an OI corporate component payout of $0. The OI Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch goal or maximum performance level.
The Company’s 2014 OI, less (i) incentive compensation expense; and (ii) non-cash impairment charges of $3.7 million, was $70.8 million. Based on this performance, the Compensation Committee determined the OI Corporate Performance Modifier to be 76% for each executive officer.
PWEE Growth Corporate Component
We also chose the year-over-year growth percentage in the number of paid worksite employees, determined each month, as a 2014 corporate performance goal. We included this as a component in order to focus all of our employees on growing our business. Increasing the number of paid worksite employees is a key metric for measuring the success of our sales operations and client retention efforts and is a significant driver in our overall growth and performance. This performance goal also encouraged collaboration among all Company employees to increase the number of paid worksite employees.
The formula for measuring the PWEE Growth corporate performance component of the IAIP bonus for each executive officer was determined as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of PWEE Growth Corporate Component (%)	X	PWEE Growth Corporate Performance Modifier (0%-150%)	=	PWEE Growth Corporate Component Payout ($)

The PWEE Growth corporate component of IAIP bonuses was calculated independently for each month, based on the number of paid worksite employees through January 2015. The number of paid worksite employees at the end of each month was compared to the ending total number of paid worksite employees for the corresponding month in the prior year. For example, the April 2014 growth rate in the number of paid worksite employees was determined by reference to the ending number of paid worksite employees for April 2013. The growth rate for each month for the performance measuring period ending January 31, 2015, represents an independent calculation, measured against the performance goal. The year-over-year growth percentage primarily reflects the net impact of sales and client retention during the year. We include the number of paid worksite employees for January 2015 in the performance period to reflect the results of our annual Fall Sales Campaign and significant year-end client renewal period.
The PWEE Growth Corporate Performance Modifier was determined as follows:

Performance Level	Year-over-Year Growth Percentage	PWEE Growth Corporate Performance Modifier
Below Threshold	Less than 5%	0%
Threshold	5%	25%
Target	7.5%	50%
Stretch Goal	10%	100%
Maximum	13%	150%
If the number of worksite employees calculated as described above was below the threshold, then the PWEE Growth Corporate Performance Modifier would be 0%, resulting in a PWEE Growth corporate component payout of $0. The PWEE Growth Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch goal or maximum performance level.
During the performance period, the year-over-year growth percentage in the number of worksite employees was highest in the month of January 2015 and was 8%. Based on this performance, the Compensation Committee determined the PWEE Growth Corporate Performance Modifier to be 60% for each executive officer.
OES Corporate Component
We also included operating expense savings, as compared to our initial 2014 budget, as a 2014 corporate performance goal. While operating expense savings is a factor in the calculation of operating income (OI Corporate Component), we believed that a heightened focus on financial stewardship throughout the entire Company was warranted, and that successful achievement of this goal would require the combined focus and effort of employees across all departments and help create value for our stockholders.
The formula for measuring the OES corporate performance component of the IAIP bonus for each executive officer was determined as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of OES Corporate Component (%)	X	OES Corporate Performance Modifier (0%-150%)	=	OES Corporate Component Payout ($)
The OES Corporate Performance Modifier was determined as follows:

Performance Level	Operating Expense Savings	OES Corporate Performance Modifier
Below Threshold	Less than $2 million	0%
Threshold	$2 million	25%
Target	$3 million	50%
Stretch Goal	$5 million	100%
Maximum	$6 million	150%

If 2014 operating expense savings (excluding total incentive compensation expense, operating expenses related to acquisition activity in 2014, and extraordinary, unusual or infrequent items, if applicable) were below the threshold, the OES Corporate Performance Modifier would be 0%, resulting in an OES Corporate Component payout of $0. The OES Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch target or maximum performance levels.

The Company’s 2014 operating expense savings, excluding (i) incentive compensation expense; and (ii) non-cash impairment charges of $3.7 million, totaled in excess of $18.9 million. Since operating expense savings exceeded the maximum performance threshold of $6 million, the Compensation Committee approved an OES Corporate Performance Modifier of 150% for each executive officer.

Departmental Component
The formula for measuring the departmental performance component of the IAIP bonus for each executive officer (other than the CEO who has no departmental component included in his IAIP bonus) was as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of Departmental Component (%)	X	Departmental Performance Modifier (0%-100%)	=	Departmental Component Payout ($)
The goals were developed by each department and were designed to encourage employees to work together to continue making business improvements and to increase efficiency, productivity and collaboration across the organization. All departmental goals were approved by the CEO. As part of our continued focus on managing operating expenses, we did not include a stretch goal or maximum performance level for 2014; therefore, the target level also constituted the maximum level achievable for IAIP bonus purposes. The Departmental Performance Modifier for all executive officers can range from 0% to 100% based on the achievement of departmental goals. If departmental performance was below the threshold, the Departmental Performance Modifier would be 0%, resulting in a departmental component payout of $0. The nature of the departmental goals and objectives for each named executive officer was as follows:

Nature of Goals and Objectives

Chief Financial Officer, SVP of Finance and Treasurer
Effective management of operating expenses; implementation of Company real estate strategy including effective and efficient management of Company occupancy; timely due diligence and integration of acquisitions; successful completion of internal audit projects; quality of internal controls; and successful credit management efforts.

President
Effective client pricing and renewal activities; effective operating expense management; successful negotiation of certain insurance policies and third party contracts; development and implementation of health care reform initiatives and strategy; achievement of strategic business unit financial metrics; effective process and technology enhancements; successful implementation of certain pricing initiatives; and development of new service and package offerings for clients.

Chief Operating Officer and EVP of Client Services
Effective client satisfaction and retention; achievement of strategic business unit financial metrics; development of Company training and leadership programs; support and development of health care reform initiative and strategy, effective operating expense management; successful implementation of information technology initiatives; and development, implementation and rollout of certain data management and strategic business unit initiatives.

EVP of Sales & Marketing
Effective marketing initiatives; successful new sales results; effective operating expense management; effective client satisfaction; expansion of sales force; successful implementation of training and sales programs; and Company community involvement.

In light of the CEO’s assessment of the other named executive officers’ performance against the achievement of their departmental goals, the average Departmental Performance Modifier for the other named executive officers in 2014 was 94%.
Individual Component
The formula for measuring the individual performance component of the IAIP bonus for each executive officer was as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Weighting of Individual Component (%)	X	Individual Performance Modifier (0%-150%)	=	Individual Component Payout ($)
The Individual Performance Modifier for all executive officers can range from 0% to 150% based on the executive officer’s individual performance rating resulting from the annual performance appraisal process, as described on page 21 under “Base Salary.”

Based on the named executive officers’ individual performance ratings, the average Individual Performance Modifier for the named executive officers was 140%.
The Compensation Committee reserves the right to pay discretionary bonuses to executive officers outside of the IAIP. While the Compensation Committee may exercise such discretion in appropriate circumstances, no discretionary bonuses have been awarded to named executive officers in recent years.
Long-Term Equity Incentive Compensation
Long-term equity incentives align the interests of the executive officers with those of the stockholders. We believe that long-term incentives enhance retention while rewarding executive officers for their service. For 2014, long-term incentive compensation for executive officers was awarded under the stockholder-approved 2012 Incentive Plan. The objectives of the 2012 Incentive Plan are:

•	to provide incentives to attract and retain persons with training, experience and ability to serve as our employees;
•	to promote the interests of the Company by encouraging employees to acquire or increase their equity interest in the Company;
•	to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company; and
•	to encourage employees to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.

Awards granted under the 2012 Incentive Plan may be in the form of restricted stock, restricted stock units, stock options, phantom shares, performance shares or units, bonus stock or other incentive awards. In recent years, including 2014, incentive awards have been made in the form of restricted stock rather than stock options, as we believe the current accounting treatment of restricted stock more closely reflects the economic value of the award to the employees. The awards are valued using the closing price of the Company’s stock on the grant date.

The Company amended the terms of the 2012 Incentive Plan to provide that future awards granted to NEOs will include a “double trigger” requirement in the case of a “change in control” of the Company as defined under the Plan. The imposition of the double trigger means that awards granted to NEOs will no longer immediately vest following a change in control. Under the double trigger, the conditions and/or restrictions that must be met with respect to vesting or exercisability of future awards granted to NEOs will lapse only after a “qualifying termination” within a prescribed number of months following a change in control. All outstanding unvested equity awards held by NEOs include the double trigger requirement.

In February 2015, the Company amended the 2012 Incentive Plan to require a minimum vesting period of three years for all grants of restricted stock and stock options that are time-vested awards. The Compensation Committee may grant awards with a shorter vesting schedule as an inducement to recruit a new employee, for an award granted in lieu of salary or bonus, or by reason of death, disability or change in control. Under the three year minimum vesting schedule, pro-rata vesting is permissible. We anticipate continuing to utilize restricted stock with a three-year vesting schedule with no additional holding period required beyond the vesting date.

The award size and recipients of awards are determined by the degree to which a particular position in the Company has the ability to influence stockholder value. In February 2014, the CEO presented to the Compensation Committee his recommendations for awards of restricted stock for the other executive officers. His recommendations as to the amount of awards to be granted were based on a number of factors, including, the importance of each executive officer’s role in the Company’s future business operations, equity pay practices of competitor companies, annual expense to the Company of equity awards and the Company’s own past practices in granting equity awards. The Compensation Committee then determined and approved the awards for the executive officers, including the CEO, based upon the above noted factors.1

_________________________
[1]	See “Stock Awards” included in the Summary Compensation Table on page 32. In addition, see “All Other Stock Awards” included in the Grants of Plan-Based Awards Table on page 33.
[2]	For additional information on the Insperity, Inc. Long-Term Incentive Program, refer to the Form 8-K filed with the SEC on April 2, 2015.

Following the 2014 Study conducted by PM&P and based upon stockholder feedback and market compensation trends, including institutional investor preferences for performance-based long-term compensation, the Compensation Committee in March 2015 implemented a performance-based long-term equity incentive program, or LTIP, under the 2012 Incentive Plan2. In adding a performance-based long-term component to our compensation elements, the Compensation Committee determined that the LTIP further aligns the Company’s compensation structure with stockholder interests, provides an opportunity to subject a greater percentage of an executive’s compensation to the achievement of long-term Company growth and corporate objectives and aids in retention. Awards under the LTIP are anticipated to have a three-year performance period with any payout occurring after the conclusion of the performance period in the form of Common Stock. Under terms of the LTIP, the Compensation Committee will determine before March 31st of each calendar year which executives will participate, the performance goals and the payout opportunities.

Except in the case of a qualifying termination in connection with a change in control, or a termination due to death or disability, a participant in the LTIP must be continuously employed by the Company or its subsidiaries throughout the performance period and on the date such award is paid after the conclusion of the performance period to receive a payout of an award. Awards are granted in the form of phantom shares and will be paid in shares of Common Stock, and may include the right to dividend equivalents.

In March 2015, the Compensation Committee decided to grant awards under the LTIP (“2015 LTIP Awards”) to the NEOs and certain other executive officers. In granting the 2015 LTIP Awards, the Compensation Committee determined that long-term incentive compensation awards would be allocated between performance awards and time-vested restricted stock on a 60% and 40% basis for the CEO, a 35% and 65% basis for the CFO, and a 45% and 55% basis for the remaining NEOs. The performance period for the 2015 LTIP Awards includes calendar years 2015-2017, with each year being equally weighted for one-third of the target opportunity. The performance metric for the 2015 LTIP Awards is tied to achieving increased levels of EBITDA, taking into account certain pre-defined adjustments during the performance period, with vesting occurring at the end of the three-year performance period. The Company’s EBITDA performance metric will be measured annually against performance levels established at the time of grant. Executives can earn 50% of the target number of phantom shares if the threshold performance level is achieved and can earn up to 200% of the target number of phantom shares if the maximum performance level is achieved. If the EBITDA performance metric for a performance period falls below the threshold level, no phantom shares will be credited for the performance period. If actual performance results fall between the threshold, target and maximum performance level, the number of phantom shares earned will be determined by interpolation between the applicable performance levels. For purposes of the 2015 LTIP performance metric, EBITDA will be adjusted for non-cash impairment charges, stock-based compensation expense, professional advisory fees for stockholder matters, litigation settlements and the associated legal fees, and changes in statutory tax rates and assessments. EBITDA will also be adjusted to exclude the impact of any divestitures, acquisitions or change in accounting pronouncement that occurs during the performance period.

The aggregate number of 2015 LTIP Awards granted by the Compensation Committee to each NEO if all of the annual target performance metrics are achieved was as follows:

Aggregate Number of Phantom Shares [1]
(at Target)
Chief Executive Officer and Chairman of the Board	30,500
Chief Financial Officer, SVP of Finance and Treasurer	5,300
President	11,350
Chief Operating Officer and EVP of Client Services	11,350
EVP of Sales & Marketing	11,350

_________________________________
[1]	The 2015 LTIP Awards do not have an exercise price. The fair market value of one share of the Common Stock on the grant date was $52.80.

The 2015 LTIP Awards are payable in shares of Common Stock and will include dividend equivalents, payable in additional shares of Common Stock, with respect to the number of phantom shares actually earned pursuant to the 2015 LTIP Awards if and to the extent dividends are paid on Common Stock during the performance period. The 2015 LTIP Awards are in addition to the Company’s time-vested long-term equity incentive compensation awards granted in February 2015 under the 2012 Incentive Plan.

We have no program, plan or practice to time the grant of stock-based awards in coordination with the release of material non-public information. All equity grants to executive officers are approved solely by the Compensation Committee or the independent directors at regularly scheduled meetings, or in limited cases involving key recruits or promotions, by a special committee, special meeting, or unanimous written consent. If an award is made at a meeting, the grant date is the meeting date or a fixed, future date specified at the time of the grant, such as the first business day of a subsequent calendar month or the date that the grant recipient commences employment. If an award is approved by unanimous written consent, the grant date is a fixed, future date on or after the date the consent is effective under applicable corporate law (or, if later, the date the grant recipient starts employment). For stock options, the exercise price cannot be less than the closing price of the Company’s Common Stock on the grant date, and the 2012
Incentive Plan prohibits stock options from being re-priced or exchanged for a cash buy-out or settlement with a lower exercise price, without prior stockholder approval.

Supplemental and Special Benefits, Including Management Perquisites1

Executive compensation also includes supplemental benefits and a limited number of perquisites that enhance our ability to attract and retain talented executive officers. We believe that perquisites assist in the operation of business, allowing executive officers more time to focus on business objectives. Supplemental benefits and perquisites include the following:

401(k) Benefits

We do not provide pension arrangements, post-retirement health coverage or nonqualified defined contribution or other deferred compensation plans for our executive officers. Our executive officers are eligible to participate in the Company’s corporate 401(k) plan. Each payroll period, we contribute on behalf of each participant a matching contribution equal to 50% of the first 6% of compensation contributed by the participant to the plan as elective deferrals (subject to applicable limitations under the Internal Revenue Code). All of our executive officers participated in the Insperity 401(k) plan during 2014 and received matching contributions, which are included under the caption “All Other Compensation” in the Summary Compensation Table on page 32.

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan (“ESPP”) which is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. All employees, including executive officers (other than 5% owners of the Company), are eligible to participate in the ESPP. Under the ESPP, employees may purchase shares of Common Stock through payroll deductions at a discount currently set at 5% of market value. The offering periods under the ESPP are limited to three- or six-months in duration. Employees are limited to a maximum payroll deduction of up to a specified percentage of eligible compensation and may not purchase more than $25,000 in shares each calendar year under the ESPP.

Automobile

We provide automobiles to executive officers for both business and personal use. The executive officers are taxed for their personal use of the automobiles.

Supplemental Executive Disability Income Plan
We maintain a supplemental executive disability income plan for executive officers and a small group of upper management employees. The supplemental executive disability income plan targets replacement of 75% of total cash compensation up to $20,000 per month. The plan recognizes the significant variable pay at the senior levels in the Company and the benefit limitations of our basic long-term disability plan, which provides replacement of 60% of base salary only up to $10,000 per month.
Executive Wellness Plan
We offer an Executive Wellness Plan to the executive officers to assist them in maintaining their health. The plan pays for wellness services, which allow the executive officers an opportunity to have a clear understanding of their current physical condition, risk factors, and ways to improve their health.

_________________________
[1]	See “All Other Compensation” included in the Summary Compensation Table on page 32.

Chairman’s Trip
An annual Chairman’s Trip is held for employees recognized during the year for their outstanding service, and for sales representatives meeting a certain sales target and the spouses of those employees and representatives. We believe executive officers should be part of the trip to recognize these outstanding employees of the Company. Therefore, we provide the opportunity for all executive officers and their spouses to attend the Chairman’s Trip. We pay the associated income taxes related to the trip on behalf of the employees and the executive officers.
Club Membership
We pay country club memberships for executive officers. We believe club memberships provide an opportunity to build business and client relationships while also promoting a healthy lifestyle for each executive officer. Executive officers are taxed on membership dues.
Aircraft

The Company-owned aircraft are used primarily for business purposes and for third-party chartering, which helps to offset operating costs. With 57 offices in 25 strategic markets around the country, we have found that commercial travel can unduly restrict the frequency and manner in which executives can interact with employees, clients, prospects and business partners. Through the strategic use of corporate aircraft, our executives are able to maximize productivity during travel, which allows them to interact face-to-face in a confidential setting in preparation for, and to debrief following, business meetings, resulting in increased overall productivity and efficiency.

We provide aircraft access to the CEO, the president, the chief operating officer, and the executive vice president of sales and marketing for personal use. These individuals are required to reimburse the Company for the incremental cost associated with their personal use of the aircraft. The incremental cost is calculated by multiplying the number of hours of personal use by the average incremental cost per hour. The CEO is not required to reimburse the Company for commuting between his primary residence in the greater Dallas area and a second residence in Arkansas and the Company’s headquarters in Houston, Texas and travel to Georgia where the Company has conference facilities.1 We believe that the CEO’s access to the aircraft under these circumstances greatly enhances his productivity and work-life balance given the demands of his position, assists with retention, and outweighs the expense of such travel to the Company. The cost of the CEO’s use of the aircraft for this purpose is included in his total compensation and is considered by the Compensation Committee when determining his compensation. Further, the CEO and other executives are responsible for paying any income taxes associated with the personal use of the aircraft.
Other Personal Benefits
Periodically, executive officers and other employees attend Company-related activities, such as professional sporting events or out-of-town business meetings and events, for which the Company incurs travel and other event-related expenses. Such events may include the spouses of the executives. We pay the associated income taxes related to these Company-related activities on behalf of executive officers and other employees.

Other Policies

Stock Ownership Guidelines

To further align the interests of the CEO and non-employee directors with those of our stockholders, the Board has adopted stock ownership guidelines for the Company. The stock ownership guidelines provide that the CEO is required to own three times his annual base salary in Common Stock and all non-employee directors are required to own three times their annual cash retainer in Common Stock. Stock ownership includes direct stock ownership but does not include unvested stock awards or unexercised stock options. The Company annually monitors and calculates the stock ownership level of each individual, and each individual has five years to meet the applicable ownership requirements. The CEO is in compliance and each non-employee director is in compliance or is expected to be in compliance within the applicable time period.

_________________________
[1]	The associated incremental cost of personal travel is reflected in “All Other Compensation” included in the Summary Compensation Table on page 32.

Employment Agreements, Post-Employment and Change in Control Compensation

Our executive officers are employed at will and none have an employment agreement. In 2014, no executive officers departed from the Company. We do not provide the executive officers with any kind of contractual severance. Beginning in 2013, equity awards granted to named executive officers do not automatically accelerate upon a change in control. Rather such awards contain a “double trigger” requiring a qualifying termination within a prescribed number of months following the change in control in order to accelerate vesting. All outstanding unvested equity awards held by named executive officers are subject to the double trigger requirement. All 2015 LTIP Awards are subject to a double trigger requirement.

Incentive Compensation Recoupment Policy (“Clawback Policy”)

In February 2014, the board adopted a recoupment policy for incentive compensation paid to executive officers and other employees. The policy authorizes the Company to recover excess incentive compensation paid to an executive officer who engaged in, or was aware of and failed to report, fraud or misconduct which results in a restatement of the Company’s financial statements. Incentive compensation paid under the IAIP and LTIP is subject to the Clawback Policy.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s principal executive officer or any of the Company’s three other most highly compensated executive officers employed as of the end of the year (other than the principal executive officer or the principal financial officer). This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by stockholders. We strive to take action, where possible and considered appropriate, to preserve the deductibility of compensation paid to the Company’s executive officers. We have also awarded compensation that might not be fully tax deductible when such grants were nonetheless in the best interest of the Company and its stockholders. Subject to the requirements of Section 162(m), the Company generally will be entitled to take tax deductions relating to compensation that is performance-based, which may include cash incentives, stock options and other performance-based awards.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
The foregoing report is provided by the following directors, who are members of the Compensation Committee:
COMPENSATION COMMITTEE
Eli Jones, Chairperson
Michael W. Brown
Jack M. Fields, Jr.

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by the Company’s CEO, chief financial officer and each of the three other most highly compensated executive officers of the Company (collectively the “NEOs”) for services rendered in all capacities to the Company during 2014, 2013 and 2012. The Company has not entered into any employment agreements with any of the NEOs.
The compensation plans under which the grants in the following tables were made are generally described in the Compensation Discussion and Analysis beginning on page 16, and include the IAIP, a non-equity incentive plan, the 2001 Incentive Plan and the 2012 Incentive Plan, which provide for, among other things, restricted stock grants.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) [1]	Non-Equity Incentive Plan Compensation ($) [2]	All Other Compensation ($) [3]	Total ($)
Paul J. Sarvadi,	2014	850,000	1,096,000	988,637	497,445	3,432,082
CEO and Chairman of the Board	2013	816,300	1,167,600	283,815	570,406	2,838,121
	2012	811,500	1,080,640	747,220	576,957	3,216,317
Douglas S. Sharp,	2014	396,000	383,600	331,572	124,805	1,235,977
CFO, SVP of Finance and Treasurer	2013	378,000	408,660	181,352	79,018	1,047,030
	2012	354,000	368,400	235,547	111,298	1,069,245
Richard G. Rawson,	2014	482,000	657,600	464,087	237,696	1,841,383
President	2013	464,000	700,560	220,948	159,464	1,544,972
	2012	440,000	690,750	356,343	316,077	1,803,170
A. Steve Arizpe,	2014	482,000	657,600	467,921	224,498	1,832,019
COO and EVP of Client Services	2013	464,000	700,560	208,059	126,649	1,499,268
	2012	440,000	690,750	362,465	180,598	1,673,813
Jay E. Mincks,	2014	460,000	657,600	437,296	211,367	1,766,263
EVP of Sales & Marketing	2013	442,000	700,560	173,570	107,908	1,424,038
	2012	418,000	690,750	322,626	163,378	1,594,754
______________________________

[1]
The amounts in this column represent the aggregate grant date fair value of restricted stock granted in the year indicated. For additional information, refer to Note 11, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 10, 2015. See the Grants of Plan-Based Awards Table on page 33 for information on awards made in 2014. These amounts do not correspond to the actual value that will be realized by the NEO.

[2]	Represents variable compensation earned and awarded by the Compensation Committee under the IAIP.

[3]
All other compensation in 2014 includes the following: Company-provided automobiles; country club memberships; 401(k) matching contributions; dividends on unvested restricted stock grants; premiums for executive disability insurance; costs associated with the Chairman’s Trip and other travel and associated federal income taxes. The federal income taxes associated with the Chairman’s Trip and other travel paid by the Company on behalf of the executives were as follows: Mr. Rawson - $4,071; Mr. Arizpe - $6,935; Mr. Mincks - $8,377; and Mr. Sharp - $3,613. The 401(k) matching contributions made by the Company during 2014 for the NEOs totaled $7,800 each. Dividends paid to Messrs. Sarvadi, Sharp, Rawson, Arizpe and Mincks on unvested restricted stock holdings totaled $214,819; $74,895; $130,150; $130,150 and $130,150, respectively. The incremental cost of Messrs. Arizpe and Rawson’s use of a Company-leased vehicle was $35,216 and $26,994. The Company owns aircraft that are used by its executives for business and, on occasion, personal travel. In addition, Mr. Sarvadi uses the Company’s aircraft to commute to his residences and certain other business related entertainment travel for which he is not required to reimburse the Company. The total incremental cost of such travel for Mr. Sarvadi and Mr. Rawson, including lost income tax deductions, was $226,691 and $33,207, respectively. In the instances where the aircraft are used for personal travel, the executive is required to reimburse the Company for the associated incremental costs. The incremental cost for personal use of Company aircraft is calculated at an hourly rate that takes into account variable costs incurred as a result of the personal flight activity, including fuel, communications and travel expenses for the flight crew. It excludes non-variable costs, such as regularly scheduled inspections and maintenance that would have been incurred regardless of whether there was any personal use of the aircraft. During 2014, Messrs. Sarvadi and Rawson reimbursed the Company $200,150 and $89,149, respectively, for personal travel costs.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information about equity and non-equity awards granted to the NEOs in 2014:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			All Other Stock Awards: Number of Shares of Stock or Units (#) [2]	Grant Date Fair Value of Stock and Option Awards ($) [3]
		Threshold ($)	Target ($)	Maximum ($)

Paul J. Sarvadi	N/A	306,000	612,000	1,530,000	—	—
	2/17/2014	—	—	—	40,000	1,096,000
Douglas S. Sharp	N/A	126,225	252,450	353,430	—	—
	2/17/2014	—	—	—	14,000	383,600
Richard G. Rawson	N/A	168,700	337,400	578,400	—	—
	2/17/2014	—	—	—	24,000	657,600
A. Steve Arizpe	N/A	168,700	337,400	578,400	—	—
	2/17/2014	—	—	—	24,000	657,600
Jay E. Mincks	N/A	161,000	322,000	552,000	—	—
	2/17/2014	—	—	—	24,000	657,600
__________________________________

[1]	These amounts represent the threshold, target and maximum amounts payable to each executive under the IAIP for 2014. If the threshold is not achieved, the payout is zero.

[2]	These amounts represent the number of shares of restricted stock granted to each executive under the 2012 Incentive Plan during 2014.

[3]
These amounts represent the full grant date fair value of restricted stock granted to each executive during 2014. For restricted stock, fair value is calculated using the closing price of the Company’s Common Stock on the NYSE on the date of grant. For the relevant assumptions used to determine the valuation of our stock awards, refer to Note 11, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in our 2014 annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 10, 2015. The terms of the stock awards provide for three-year vesting and the payment of dividends on all unvested shares.

NEO’S OUTSTANDING EQUITY AWARDS TABLE AT 2014 FISCAL YEAR END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) [1]
Paul J. Sarvadi	—	—	—	78,401	[2]	2,657,010

Douglas S. Sharp	—	—	—	27,334	[3]	926,349

Richard G. Rawson	—	—	—	47,500	[4]	1,609,775

A. Steve Arizpe	—	—	—	47,500	[4]	1,609,775

Jay E. Mincks	—	—	—	47,500	[4]	1,609,775

____________________________________________

[1]	Based on the closing price of $33.89 of the Company’s Common Stock on the NYSE on December 31, 2014.

[2]
Stock awards are scheduled to vest as follows provided the officer continues to be employed by Insperity on the applicable vesting date: 13,333 on February 18, 2015; 13,333 on February 19, 2015; 11,734 on February 21, 2015; 13,333 on February 18, 2016; 13,334 on February 19, 2016 and 13,334 on February 18, 2017.

[3]
Stock awards are scheduled to vest as follows provided the officer continues to be employed by Insperity on the applicable vesting date: 4,666 on February 18, 2015; 4,667 on February 19, 2015; 4,000 on February 21, 2015; 4,667 on February 18, 2016; 4,667 on February 19, 2016 and 4,667 on February 18, 2017.

[4]
Stock awards are scheduled to vest as follows provided the officer continues to be employed by Insperity on the applicable vesting date: 8,000 on February 18, 2015; 8,000 on February 19, 2015; 7,500 on February 21, 2015; 8,000 on February 18, 2016; 8,000 on February 19, 2016 and 8,000 on February 18, 2017.

NEO OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) [1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) [2]
Paul J. Sarvadi	—	—	39,066	1,092,961
Douglas S. Sharp	—	—	14,666	409,608
Richard G. Rawson	—	—	24,500	685,355
A. Steve Arizpe	9,000	146,031	24,500	685,355
Jay E. Mincks	—	—	24,500	685,355
______________________________________

[1]	Represents the difference between the market price of the Company’s Common Stock at the time of exercise and the exercise price of the options, multiplied by the number of options exercised.

[2]	Represents the value of the shares on the vesting date based on the last reported closing price of the Company’s Common Stock on the NYSE immediately preceding the vesting date.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS TABLE
The following table sets forth information about the Company’s Common Stock that was available for issuance under all of the Company’s existing equity compensation plans as of December 31, 2014:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Plan Category	(# in thousands)	($)	(# in thousands)
Equity compensation plans approved by security holders [1]	43	28.04	2,514	[2]
Total	43	28.04	2,514

[1]
The 2001 Incentive Plan, the 2012 Incentive Plan and the Insperity, Inc. 2008 Employee Stock Purchase Plan (the “ESPP”) have been approved by the Company’s stockholders. As more fully described on page 29, the ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code.

[2]
This includes 1,284,478 shares available under the ESPP and 1,229,470 shares available under the 2012 Incentive Plan. As of April 17, 2015, 1,277,672 shares and 1,086,770 shares were available for issuance under the ESPP and the 2012 Incentive Plan, respectively. The securities remaining available for issuance under the 2012 Incentive Plan may be issued in the form of stock options, performance awards, stock awards (including restricted stock), phantom stock awards, stock appreciation rights, and other stock-based awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have no employment agreements or severance policies in place for our executive officers. There are no unvested outstanding stock options and none have been granted to executive officers since 2005. In February 2013, the Company amended the terms of the 2012 Incentive Plan to provide that future awards granted to named executive officers will include a “double trigger” requirement in the case of a “change in control” of the Company as defined under the Plan. The directors first appointed to the Board pursuant to the Agreement are not considered members of the “Incumbent Board” for the purposes of determining whether a “change in control” has occurred under the 2012 Incentive Plan. The imposition of the double trigger means that awards for named executive officers will no longer immediately vest following a change in control (see page 27 in the Compensation Discussion and Analysis section), and as of March 2015 all outstanding named executive officers awards are subject to a double trigger. All 2015 LTIP Awards are also subject to a double trigger requirement.

Our Incentive Plans provide for immediate vesting of restricted stock upon termination due to disability or death, provided the holder has been in continuous employment since the award date, or upon a change in control, for employees who are not NEOs. Unvested shares of restricted stock are forfeited upon termination for any reason other than disability or death. The number of shares and market value of the restricted stock that would automatically vest for each NEO upon termination due to death or disability, or for a qualifying termination following a change in control, based on the closing price of the Company’s Common Stock on December 31, 2014, is set forth in the NEO’s Outstanding Equity Awards Table at 2014 Fiscal Year End on page 34, under the captions “Number of Shares or Units of Stock That Have Not Vested” and “Market Value of Shares or Units of Stock That Have Not Vested.”

DIRECTOR COMPENSATION
The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors of the Company were compensated for 2014 as shown in the table below and are also reimbursed for reasonable expenses incurred in serving as a director. All compensation, except for reimbursement of actual expenses, can be taken in cash or Common Stock, at the director’s option. Directors who are employees of the Company receive no additional compensation for serving on the Board.

	Board	Compensation Committee	Finance, Risk Management and Audit Committee	Nominating and Corporate Governance Committee
Annual Retainers	$50,000	$3,000	$5,000	None

Annual Committee Chair Fees	N/A	$12,000	$15,000	$15,000 [1]

Meeting Fees	$2,000 in person	$1,500 in person [2]	$1,500 in person [2]	$1,500 in person [3]
	$1,000 telephonically	$750 telephonically	$750 telephonically	$750 telephonically

_________________________
[1]	This fee includes an additional amount paid to the lead independent director.
[2]	These fees are also paid to the Committee chairperson for meetings attended with the Company’s management or auditors between regular meetings.
[3]	These fees are paid only for meetings not held in conjunction with a meeting of the Board.

Each person who is initially appointed or elected as a director of the Company receives an initial director award comprised of a grant of shares of restricted Common Stock on the date of election or appointment with an aggregate fair market value, determined based on the closing price of the Common Stock on the date prior to the date of grant, of $75,000, rounded up to the next higher whole share amount in the case of a fractional share amount, and such restricted Common Stock vests as to one-third of the shares on each anniversary of its grant date. If a director terminates his or her service as a member of the Board, his or her unvested portion of such restricted stock award, if any, shall terminate immediately on such termination date, unless such termination of service is due to death or disability, in which event the unvested portion of such restricted stock award shall become 100% vested on such termination date. Pursuant to the Agreement, each of Mr. Feld, Ms. McKenna-Doyle and Mr. Sorensen are entitled to receive the initial director award effective as of the date of the 2015 Annual Meeting of Stockholders.

In addition, on the date of each annual meeting of stockholders, each non-employee director receives an annual director award comprised of either a grant of unrestricted shares of Common Stock with an aggregate fair market value determined based on the closing price of the Common Stock on the date prior to the date of grant, of $90,000, or an immediately vested and exercisable option to purchase a number of shares of Common Stock that had an aggregate value, determined on the date prior to the date of grant, of $90,000, calculated using the valuation methodology most recently utilized by the Company for purposes of financial statement reporting. In 2014, all non-employee directors elected to receive unrestricted shares of Common Stock. The awards were rounded up to the next higher whole share amount in the case of a fractional share amount. Pursuant to the Agreement, neither Mr. Feld, Ms. McKenna-Doyle nor Mr. Sorensen will receive an annual director award on the date of the 2015 Annual Meeting of Stockholders.

After consulting with PM&P and after considering market trends, the Compensation Committee recommended, and in February 2015, the Board approved, an amendment to the Company’s Directors Compensation Plan that eliminated meeting fees and stock options as an optional form of payment for the annual director award, and that adjusted the annual Board and committee retainers accordingly based on the average of the meeting fees paid over the prior three years. These adjustments were intended to be cost neutral. For further information, please see the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2015. Pursuant to the Agreement and the amended directors compensation plan, each of Mr. Feld, Ms. McKenna-Doyle and Mr. Sorensen will receive prorated retainer fees from the date of their respective appointment.

DIRECTORS’ COMPENSATION TABLE
The table below summarizes the compensation paid by the Company to non-employee directors during the fiscal year ended December 31, 2014.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Name	($)	($) [2]	($)	($) [3]	($)
Michael W. Brown
	75,750	88,253	—	7,237	171,240
Jack M. Fields, Jr.
	77,250	88,253	—	7,237	172,740
Eli Jones
	89,250	88,253	—	7,237	184,740
Carol R. Kaufman
	81,791	88,253	—	11,138 [4]	181,182
Paul S. Lattanzio
	80,750	88,253	—	7,237	176,240
Gregory E. Petsch[1]
	50,500	—	—	—	50,500
Austin P. Young
	103,250	88,253	—	7,237	198,740
_________________________

[1]	Mr. Petsch retired from the Board on May 11, 2014.

[2]
Represents the dollar amount recognized for financial statement reporting purposes with respect to 2014 for the fair value of stock awards made to directors during 2014, based on the closing price of the Company’s Common Stock on the date of grant. In the case of annual director equity awards that do not contain vesting or other restrictions, Insperity recognizes the entire fair value for financial statement reporting purposes in the year that the grant is made. In the case of initial director equity awards that contain vesting restrictions, Insperity recognizes the fair value for financial statement reporting purposes over the vesting period.

[3]	All Other Compensation represents dividends paid on stock awards granted in 2014.

4    Also includes $3,901 of dividends paid on unvested restricted stock awards.
REPORT OF THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
The Finance, Risk Management and Audit Committee has been appointed by the Board to assist the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of the financial statements of the Company. We operate under a written charter adopted by the Board of Directors and reviewed annually by us. We have furnished the following report for 2014.
We have reviewed and discussed the Company’s consolidated audited financial statements as of and for the year ended December 31, 2014, with management and the independent auditor. We discussed with the independent auditor the matters required to be discussed by the standards adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) and SEC, Communications with Audit Committees, as currently in effect.
We received from the independent auditor the written disclosures and letter required by the PCAOB regarding the independent auditor’s communications with us concerning independence, as currently in effect, and we discussed with the independent auditor its independence. We also considered the compatibility of the provision of non-audit services with the independent auditor’s independence.
Based on our reviews and discussions referred to above, we recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.
THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
Austin P. Young, Chairperson
Carol R. Kaufman
Paul S. Lattanzio

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers and persons who own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms that they file.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) reports with respect to the year ended December 31, 2014, applicable to its officers, directors and greater than 10% beneficial owners were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Finance, Risk Management and Audit Committee has adopted a statement of policy and procedures with respect to related party transactions covering the review, approval or ratification of transactions involving the Company and “Related Parties” (generally, directors and executive officers and their immediate family members and 5% stockholders). The policy currently covers transactions in which the Company and any Related Party are participants and in which the Related Party has a material interest, other than transactions involving an amount equal to or less than $50,000 (individually or when aggregated with all similar transactions) and not involving non-employee directors. The policy generally requires that such transactions be approved by the Finance, Risk Management and Audit Committee in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, full disclosure of all of the facts and circumstances relating to the transaction must be made to the Finance, Risk Management and Audit Committee, which will approve such transaction only if it is in, or is not inconsistent with, the best interests of the Company and its stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Finance, Risk Management and Audit Committee or the chairperson thereof, and such committee or chairperson, as the case may be, will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction.

A significant component of our marketing strategy is the title sponsorship of the Insperity InvitationalTM golf tournament, a Champions PGA tour event held annually in The Woodlands, Texas, a suburb of Houston. Consistent with other PGA golf tournaments, the Insperity Invitational golf tournament benefits and is managed by a non-profit organization, Greater Houston Golf Charities (“GHGC”). In connection with the Company’s sponsorship, Mr. Jay E. Mincks, Executive Vice President of Sales and Marketing, serves as chairman of GHGC, a non-compensatory position. During 2014, the Company paid GHGC $3.4 million in sponsorship and tournament related expenses, as well as an additional $0.9 million in other event sponsorships and charitable contributions.

We provide PEO-related services to certain entities that are owned by, or have board members that are, Related Parties. These Related Parties include Mr. Richard G. Rawson, Mr. Paul J. Sarvadi and Mr. Jack M. Fields, Jr. or members of their families. The PEO service fees paid by such entities are within the pricing range of other unrelated clients of ours. During 2014, such client companies paid the Company the following service fees, which are presented net of the associated payroll costs:

Related Party	Net Service Fees / (Payroll Costs)

Mr. Rawson (three client companies)	$423,335	$(1,567,109)
Mr. Sarvadi (four client companies)	$274,909	$(579,038)
Mr. Fields (two client companies)	$184,111	$(616,825)

We made charitable contributions to non-profit organizations for which certain Related Parties serve as members of their Board of Directors. These Related Parties include Messrs. Sarvadi, Rawson and Mincks. During 2014, certain corporate employees were family members of certain Related Parties. Total salaries, commissions and incentive compensation paid during 2014 to family members of Messrs. Sarvadi and Arizpe were $251,834 (two corporate employees) and $304,806 (four corporate employees), respectively.

PROPOSAL NUMBER 2:
Advisory Vote on Executive Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules under Section 14A of the Exchange Act, we are providing stockholders with an opportunity to make a non-binding recommendation on the compensation of our NEOs. At the 2011 Annual Meeting, stockholders recommended that we hold an annual advisory vote on executive compensation and in light of this result, the Board plans to hold a non-binding vote on NEO compensation annually.

This proposal, commonly referred to as “say-on-pay”, provides stockholders an opportunity to provide an overall assessment of the compensation of our NEOs rather than focus on any specific item of compensation. The advisory vote is a non-binding vote on the compensation of the NEOs, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Although the results of the voting on this proposal are not binding on the Board of Directors, the Board and Compensation Committee value stockholders’ opinions and will take the results into account when making a determination concerning the compensation of our NEOs. At the 2014 Annual Meeting, a substantial majority of the votes, approximately 75%, were cast in favor of our NEO compensation.

As set forth in the “Compensation Discussion and Analysis” section of this proxy statement, our Compensation Committee structured the compensation of the NEOs to emphasize the Company’s pay-for-performance philosophy. Our compensation program is designed to attract and retain key executives responsible for our success and to provide motivation for both achieving short-term business goals and enhancing long-term stockholder value. Please read the “Compensation Discussion and Analysis” section beginning on page 16 for additional details.

The Compensation Committee regularly reviews best practices in corporate governance and executive compensation. In observance of those best practices, the following changes were implemented in 2014:

•	adopted a clawback policy for incentive compensation paid to executive officers based upon the achievement of financial results which are later the subject of a financial restatement; and

•
reduced the payouts that could be achieved at the threshold, target and stretch performance levels for 2014 across the Company for the corporate performance component of incentive compensation in support of our 2014 expense management efforts.

Already in 2015, and in furtherance of our compensation objectives and commitment to best practices, the Compensation Committee and Board adopted the following additional changes:

•	implemented a new performance-based long-term incentive program; and

•	amended the Insperity, Inc. 2012 Incentive Plan to generally require a minimum vesting period of three years for grants of restricted stock and stock options that are time-vested awards.

Previously in 2013 and 2012, the Compensation Committee and Board made the following additional changes:

•	eliminated automatic acceleration of new equity awards for named executive officers in the event of a change in control of the Company by requiring a qualifying termination of employment for vesting;

•	adopted a policy prohibiting employees and directors from hedging the Company’s Common Stock;

•	adopted a policy to prohibit significant pledging of the Company’s Common Stock by employees and directors;

•	created the position of lead independent director;

•	adopted stock ownership guidelines for the CEO and non-employee directors; and

•	eliminated the tax gross-up on personal air travel.

The Company’s commitment to conservative pay practices is longstanding and we continue to observe the following best practices:

•	We maintain a pay-for-performance philosophy;

•	We do not maintain employment agreements with the NEOs;

•	We do not provide any supplemental executive pension benefits;

•	We do not provide excess parachute payments in the event of a change in control;

•	We do not provide any tax gross-ups in the event of a change in control; and

•	We do not provide post-retiree medical coverage.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to Insperity’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Board recommends that stockholders indicate their support by selecting “For” when voting on our executive compensation program. While the results of the advisory vote are non-binding, the Board and Compensation Committee will consider the outcome of the vote when evaluating whether any actions are necessary when considering future executive compensation decisions.

The Board unanimously recommends that you select “For” the adoption of the resolution approving the compensation of the Company’s NEOs. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

PROPOSAL NUMBER 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Finance, Risk Management and Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. If the stockholders do not ratify the appointment of Ernst & Young, then the Finance, Risk Management and Audit Committee will reconsider the appointment and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2015 or future years. Ernst & Young has served as the Company’s independent registered public accounting firm since 1991. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
Fees of Ernst & Young LLP
Ernst & Young’s fees for professional services totaled $1,096,610 in 2014 and $1,082,779 in 2013. During 2014 and 2013, Ernst & Young’s fees for professional services included the following:

•
Audit Fees — fees for audit services, which relate to the consolidated audit, internal control audit in compliance with Sarbanes-Oxley Section 404, quarterly reviews, subsidiary audits and related matters, were $875,850 in 2014 and $868,379 in 2013.

•
Audit-Related Fees — fees for audit-related services, which consisted primarily of the SOC 1 Report, the retirement plan audits, and quarterly agreed-upon procedures, were $218,360 in 2014 and $212,000 in 2013.

•Tax Fees — there were no fees for tax services in 2014 or in 2013.

•	All Other Fees — there were fees of $2,400 in both 2014 and 2013, which were annual subscription fees for Insperity’s use of Ernst and Young’s online research databases and other research tools.

The Finance, Risk Management and Audit Committee reviewed the non-audit services provided to the Company and considered whether Ernst & Young’s provision of such services was compatible with maintaining its independence.
Finance, Risk Management and Audit Committee Pre-Approval Policy for Audit and Non-Audit Services
The Finance, Risk Management and Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent auditor. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Finance, Risk Management and Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Finance, Risk Management and Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditor is required to provide detailed back-up documentation concerning the specific services to be provided.
The Finance, Risk Management and Audit Committee may delegate pre-approval authority to one or more of its members, including a subcommittee of the Finance, Risk Management and Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Finance, Risk Management and Audit Committee at its next scheduled meeting. The Finance, Risk Management and Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.
None of the services related to the Audit-Related Fees or Other Fees described above was approved by the Finance, Risk Management and Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Required Affirmative Vote
If the votes cast in person or by proxy at the 2015 Annual Meeting of Stockholders in favor of this proposal exceed the votes cast opposing the proposal, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015, will be ratified. If the appointment of Ernst & Young is not ratified, the Finance, Risk Management and Audit Committee will reconsider the appointment.

The Board and the Finance, Risk Management and Audit Committee recommend that stockholders vote “For” the ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

ADDITIONAL INFORMATION

Delivery of Proxy Statement
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers and our transfer agent with account holders who are Insperity stockholders will be householding the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to Insperity, Inc., Attention: Ruth Saler, Investor Relations Administrator, 19001 Crescent Springs Drive, Kingwood, Texas 77339, or contact Ruth Saler at 1-800-237-3170. The Company will promptly deliver a separate copy to you upon request.
Stockholder Proposals for 2015 Annual Meeting
In order for director nominations and stockholder proposals to have been properly submitted for presentation at the 2015 Annual Meeting of Stockholders, notice must have been received by the Company between the dates of January 13, 2015, and March 19, 2015 in accordance with the Bylaws of the Company. The Company received no such notice, and no stockholder director nominations or proposals will be presented at the Annual Meeting of Stockholders.
Stockholder Proposals for 2016 Proxy Statement
Any proposal of a stockholder intended to be considered for inclusion in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than the close of business on January 7, 2016 and otherwise comply with the requirements or Rule 14a-8 under the Exchange Act and with the Bylaws of the Company. If the Company changes the date of the 2016 Annual Meeting of Stockholders by more than 30 days from the anniversary date of the 2015 meeting, stockholder proposals must be received a reasonable time before the Company begins to print and mail the proxy materials for the 2016 Annual Meeting of Stockholders.
Advance Notice Required for Stockholder Nominations and Proposals
The Bylaws of the Company require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the Annual Meeting of Stockholders to be held in 2016 if it is received not later than the close of business on March 12, 2016, and not earlier than the close of business on February 11, 2016. However, if the date of the 2016 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary date of the 2015 Annual Meeting of Stockholders, notice by the stockholder to be timely must be delivered or received not earlier than the close of business on the 120th day nor later than the close of business on the later of (1) the 90th day prior to the date of such annual meeting or (2) if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which notice of such meeting was mailed to stockholders or the day on which such public disclosure was made. In addition, the Bylaws require that such written notice set forth: (a) for each person whom the stockholder proposes to nominate for election, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the

Exchange Act, including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; and (b) as to such stockholder: (i) the name and address, as they appear on the Company’s books, of such stockholder; (ii) the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder; and (iii) a description of all agreements, arrangements or understandings between such stockholder and each such person that such stockholder proposes to nominate as a director and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.
In the case of other proposals by stockholders at an annual meeting, the Bylaws require that such written notice set forth as to each matter such stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting; (b) the reasons for conducting such business at the annual meeting; (c) the name and address, as they appear on the Company’s books, of such stockholder; (d) the class and number of shares of the Company’s stock that is beneficially owned by such stockholder; and (e) any material interest of such stockholder in such business.
FINANCIAL INFORMATION
A copy of the Company’s annual report on Form 10-K for the Year Ended December 31, 2014, as filed with the SEC, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Ruth Saler, Investor Relations Administrator, Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.
By Order of the Board of Directors
/s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary
May 6, 2015
Kingwood, Texas

Insperity

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on June 9, 2015.

Vote by Internet

- Go to **www.investorvote.com/NSP**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all Nominees and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Carol R. Kaufman (Class II)	☐	☐	☐
02 - Paul J. Sarvadi (Class II)	☐	☐	☐
03 - Norman R. Sorensen (Class II)	☐	☐	☐
04 - Austin P. Young (Class I)	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

0228AD

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET <u>OR</u> TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Insperity™

Proxy — Insperity, Inc.

The undersigned hereby appoints Richard G. Rawson and Daniel D. Herink, or either of them, as the lawful agents and proxies of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Insperity, Inc. held of record by the undersigned on April 17, 2015 at the Annual Meeting of Stockholders of Insperity, Inc., to be held at the Company's Corporate Headquarters, Centre I in the Auditorium, located at 19001 Crescent Springs Drive, Kingwood, Texas on June 10, 2015 at 9:00 a.m., (Houston, Texas time), or any reconvened meeting after an adjournment thereof.

It is understood that when properly executed, the proxy will be voted in the manner directed herein by the undersigned Stockholder.
Where no choice is specified by the stockholder, the proxy will be voted "for" the election of directors and "for" proposals 2 and 3 and in the discretion of the persons named herein on all other matters that may properly come before the annual meeting.

To vote in accordance with the Board of Directors' recommendations, just sign and date; no boxes need to be checked.

(Continued and to be marked, dated and signed, on the other side.)